Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC

AS SELLER

AND

WISHBONE TEXAS OPERATING COMPANY LLC

AS BUYER

January 17, 2017

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this January 17, 2017 (the “Execution Date”), by and between RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC, a Delaware limited liability company (“Seller”), and Wishbone Texas Operating Company LLC, a Texas limited liability company (“Buyer”).  Buyer and Seller are collectively referred to as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 2.02), all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer agree as follows:

Article I
Definitions and Usage

Section 1.01 Definitions.  For purposes of this Agreement, the following terms and their variations have the meanings specified or referred to in this Section 1.01:

“Accounting Statement” — as defined in Section 14.02(a).

“Advisor” — as defined in Section 2.03(f).

“Affiliate” — as defined in Section 2.03(g).

“Agreement” — as defined in the first paragraph of this Agreement.

“Allocated Value” — as defined in Section 4.04(c)(ii).

“Allocation Schedule” — as defined in Section 11.01(b).

“Asset” or “Assets” — as defined in Section 2.02.

“Assignment” — as defined in Section 4.06.

“Assumed Environmental Obligations” — as defined in Section 5.02(a).

“Assumed Obligations” — as defined in Section 16.02.

“Business Day” — as defined in Section 4.01.

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer Indemnitees” — as defined in Section 16.04.

“Buyer’s Environmental Consultant” — as defined in Section 5.01(a).

“Buyer’s Environmental Review” — as defined in Section 5.01(a).

“Claim” — as defined in Section 16.05(b).

“Claim Notice” — as defined in Section 16.05(b).

“Closing” — as defined in Section 12.01.

“Closing Date” — as defined in Section 12.01.

“Closing Statement” — as defined in Section 12.03.

“Code” — as defined in Section 8.01.

“Confidentiality Agreement” — as defined in Section 4.01.

“Contracts” — as defined in Section 2.02(b).

“control” — as defined in Section 2.03(g).

“Customary Post-Closing Consents” — as defined in Section 4.02(b)(x).

“Defensible Title” — as defined in Section 4.02(a).

“Deposit” — as defined in Section 3.02(a).

“Dispute” or “Disputes” — as defined in Section 18.01.

“Documents” — as defined in Section 19.05.

“Effective Time” — as defined in Section 3.03.

“Election Notice” — as defined in Section 18.01.

“Environmental Defect” — as defined in Section 5.02(b).

“Environmental Defect Notice” — as defined in Section 5.03.

“Environmental Defect Value” — as defined in Section 5.02(c).

“Environmental Indemnity Agreement” — as defined in Section 5.04(a)(ii).

“Environmental Information” — as defined in Section 5.01(b).

“Environmental Laws” — as defined in Section 5.02(d).

“Equipment” — as defined in Section 2.02(c).

“Escrow Account” — as defined in Section 3.02(d).

“Escrow Agent” — shall mean Wells Fargo Bank, N.A.

“Escrow Amount” — as defined in Section 3.02(d).

“Examination Period” — as defined in Section 4.01.

“Excluded Assets” — as defined in Section 2.03.

“Execution Date” — as defined in the first paragraph of this Agreement.

“Final Statement” — as defined in Section 14.02(b).

“Final Settlement Date” — as defined in Section 14.02(a).

“Gas Imbalances” — as defined in Section 14.01.

“Governmental Authority” — as defined in Section 2.02(g).

“Governmental Authorizations” — as defined in Section 6.10.

“Hazardous Substances” — as defined in Section 5.02(e).

“Hydrocarbons” — as defined in Section 2.02(e).

“Indemnified Environmental Defect” — as defined in Section 5.02(f).

“Indemnified Party” — as defined in Section 16.05(a).

“Indemnified Title Defect” — as defined in Section 4.05(a)(ii).

“Indemnifying Party” — as defined in Section 16.05(a).

“Independent Expert” — as defined in Section 18.01.

“Knowledge” — as defined in Section 19.18.

“Law” — as defined in Section 1.02(a)(v).

“Leases” — as defined in Section 2.02(a).

“Loss” or “Losses” — as defined in Section 16.03.

“Material Adverse Effect” means any adverse effect on the ownership, operation or value of the Assets, as currently operated, which is material to the ownership, operation or value of the Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not include general changes in industry or economic conditions, changes resulting from a change in commodity prices, changes in Laws or in regulatory policies, changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters, change or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law or changes or conditions that are cured or eliminated without cost to Buyer by Closing.

“Net Revenue Interest” or “NRI” — as defined in Section 4.02(a)(i).

“NORM” — as defined in Section 5.07.

“Notice of Disagreement” — as defined in Section 14.02(a).

“Parties” — as defined in the first paragraph of this Agreement.

“Permitted Encumbrances” — as defined in Section 4.02(b).

“Person” — as defined in Section 2.03(g).

“Plugging and Abandonment Obligations” — as defined in Section 16.02.

“PPRs” — as defined in Section 4.07(a).

“Purchase Price” — as defined in Section 3.01.

“Purchase Price Adjustments” — as defined in Section 12.02(c).

“Records” — as defined in Section 2.02(h).

“Retained Obligations” — as defined in Section 16.01.

“Rules” — as defined in Section 18.01.

“Seller” — as defined in the first paragraph of this Agreement.

“Seller Indemnitees” — as defined in Section 15.02(b).

“Seller Ownership Period” — as defined in Section 6.07.

“Subject Interest” or “Subject Interests” — as defined in Section 2.02(a).

“Subject Property” — as defined in Section 5.02(a).

“Surface Interests” — as defined in Section 2.02(f).

“Tangible Property” — as defined in Section 17.03.

“Tax Controversy” — as defined in Section 11.04(d).

“Taxes” — as defined in Section 2.03(b).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” — as defined in Section 4.02(b)(ix).

“Title Benefit” — as defined in Section 4.09(a).

“Title Defect” — as defined in Section 4.03.

“Title Defect Notice” — as defined in Section 4.04(a).

“Title Defect Value” — as defined in Section 4.04(c).

“Title Indemnity Agreement” — as defined in Section 4.05(a)(ii).

“Transfer Taxes” — as defined in Section 11.02.

“Unadjusted Purchase Price” — as defined in Section 3.01.

“Wells” — as defined in Section 2.02(c).

“Working Interest” or “WI” — as defined in Section 4.02(a)(ii).

Section 1.02 Usage.

(a)In this Agreement, unless a clear contrary intention appears:

(i)the singular number includes the plural number and vice versa;

(ii)reference to any Person includes that Person’s successors and assigns but, if applicable, only if those successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes that Person in any other capacity or individually;

(iii)reference to any gender includes each other gender;

(iv)reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms;

(v)reference to any law, rule, regulation, order or decree of any Governmental Authority including any legislative body, court or administrative agency (“Law”) means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated under it, and reference to any section or other provision of any Law means that provision of that Law from time to time in effect and constituting the amendment, modification, codification, replacement or reenactment of that section or other provision;

(vi)“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding that term;

(viii)“or” is used in the inclusive sense of “and/or”;

(ix)with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments to them.

(b)Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations under this Agreement shall be made, in accordance with United States generally accepted accounting principles.

(c)This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation of this Agreement.

Article II
Assets

Section 2.01 Agreement to Sell and Purchase.  Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

Section 2.02 Assets.  Subject to Section 2.03, the term “Assets” (or in the singular “Asset”) means all of Seller’s right, title and interest in and to:

(a)the oil and gas leases described in Exhibit A-1 attached hereto (collectively, the “Leases”), covering the land described in Exhibit A-1 (the “Land”), whether or not such interests or land are accurately or completely described on Exhibit A-1, together with all the property and rights incident thereto (collectively, the “Subject Interests” or, singularly, a “Subject Interest”), provided, however, it is Seller’s intent to convey all of Seller’s rights, titles and interests in and to Denton Field assets under Sections 23, 25, 26, 34, 35 and 36 of T14S, R37E and Sections 1 and 2 of T15S, R37E and in South Knowles Field assets under Sections 12 and 13 of T17S, R38E and Section 18 of T17S, R39E, Lea County, New Mexico;

(b)all operating agreements, pooling, communitization and unitization agreements, farmout agreements, joint venture agreements, product purchase and sale contracts, transportation, processing, treatment or gathering agreements, leases, permits, rights-of-way, easements, licenses, options, declarations, orders, contracts, and instruments in any way relating to the Leases or other Assets, including, without limitation, those listed on Exhibit A-2 attached hereto (the “Contracts”);

(c)the wells situated on the Leases and Land or on land pooled, communitized or unitized therewith (whether producing, shut in or abandoned), including any oil, gas, water, disposal, injection, temporarily abandoned, permanently abandoned wells, any wells of any kind of every nature and kind, including without limitation the wells described in Exhibit A-3 attached hereto (but not including the two (2) Wells listed on Schedule 14.05) (the “Wells”), together with all of Seller’s interests in and to all of the personal property, fixtures, improvements and other property, whether real, personal or mixed, now or as of the Effective Time or the Closing Date on, appurtenant to or used by Seller or obtained by Seller in connection with the Leases, Land or Wells or with the production, injection, treatment, sale or disposal of hydrocarbons and all other substances produced therefrom or attributable thereto (collectively, the “Equipment”), including, without limitation, producing and non-producing wells, injection wells, disposal wells, well equipment, casing, tubing, tanks, generators, boilers, buildings, pumps, motors, machinery, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, field processing plants, field offices and other furnishings related thereto, equipment leases, trailers, and all other improvements or appurtenances thereunto belonging, the material items of which are listed on Exhibit A-4 attached hereto to the extent related to Wells or Equipment operated by Seller;

(d)all of Seller’s fee mineral, royalty and other non-similar non-leasehold interests in oil, gas and other minerals, overriding royalty interests, production payment interests, net profits interests, reversionary interests and other interests owned by Seller in and to the Land and the Leases or in or attributable to production therefrom, and all rights, properties and interests of Seller relating to such interests, including without limitation (i) the overriding royalty interests and other interests, and (ii) Seller’s interests in options, farmout agreements, exploration agreements, and other agreements granting to Seller the right to earn or otherwise acquire interests in the Leases, Land and Wells, if any, in each case, described in Exhibit A-5 attached hereto;

(e)the oil and gas and associated hydrocarbons (“Hydrocarbons”) in and under or otherwise attributable to the Leases and Land or produced from the Wells on and after the Effective Time;

(f)the surface estate of the lands described in Exhibit A-6 hereto or described in and conveyed under the deeds and conveyances referred to in said Exhibit A-6 (the “Surface Interests”);

(g)to the extent assignable, all permits, licenses, authorizations, franchises, orders, exemptions, variances, waivers, certificates, consents, rights and privileges held by or in the name of Seller and issued by any federal, state, local, municipal, or other government, or governmental, regulatory or administrative agency, commission, body, arbitrator or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or court or governmental tribunal (“Governmental Authority”), as well as any applications for Governmental Authorizations related to the Leases, Land and Wells or the use thereof;

(h)to the extent assignable or transferable by Seller, all books, records, files, muniments of title, reports and similar documents and materials, including lease records, well records, and division order records, well files, well logs, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, correspondence, that relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”); and

(i)a non-exclusive proprietary license on all seismic data relating to the Assets which Seller (or any of its Affiliates) owns, such license to be transferrable by Assignee to any subsequent buyer(s) of all or part of the Assets; the electronic copy of Assignor’s Petra data base maintained for the Assets; and to the extent assignable or transferrable by Seller, the other 2-D or 3-D tapes, derivatives, maps, and processed data pertaining to the Assets (Seller and Buyer shall cooperate with the licensor of such data to complete the mechanics of such transfer at Closing, including payment of the applicable transfer fee payable by Buyer).

Section 2.03 Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated by this Agreement, the following (collectively, the “Excluded Assets”):

(a)all trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles (as those terms are defined in the Colorado Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time;

(b)all claims of Seller for, and rights of Seller to, refunds of or loss carryovers with respect to (i) any Taxes with respect to the Assets for any taxable year or period, or portion thereof, that ends at or before the Effective Time, (ii) any Taxes with respect to the Excluded Assets, or (iii) those other refunds, and rights to them, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any Hydrocarbon gathering or transportation agreement; and, for purposes of this Agreement, the term “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect of any tax, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all federal, state or local income taxes, gains taxes, surtaxes, remittance taxes, presumptive taxes, profits taxes, margin taxes, alternative minimum taxes, estimated taxes, payroll taxes, occupation taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, real or personal property taxes, stamp taxes, production taxes, pipeline transportation taxes, freehold mineral taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, utility taxes, goods and services taxes, motor vehicle taxes, entertainment taxes, insurance taxes, capital stock taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing (including any liability in respect of any such taxes that arises by reason of a contract, assumption, transferee or successor liability, operation of Law or otherwise);

(c)all proceeds, income, royalties or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time or (ii) any other Excluded Assets;

(d)all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of those Hydrocarbons;

(e)other than as provided above in Section 2.02(i), all geophysical and seismic data, interpretations of data and work product derived from or intermixed with data and information related to the Assets, and all of Seller’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property,

(f)all documents and instruments of Seller (other than title opinions) (i) that may be protected by an attorney-client, work product or other privilege; (ii) prepared by or for counsel; or (iii) received from Sun Trust or any other financial, commercial or legal advisor of Seller (each, an “Advisor”);

(g)all (i) agreements and correspondence between Seller or any of its Affiliates and any Advisor relating to the transactions contemplated in this Agreement; (ii) lists of prospective purchasers for those transactions compiled by Seller or any of its Affiliates or any Advisor; (iii) bids submitted by other prospective purchasers of the Assets; (iv) analyses by Seller or any of its Affiliates or any Advisor of any bids submitted by any prospective purchaser; (v) correspondence between Seller or any of its Affiliates or any Advisor, or any of their respective representatives, and any prospective purchaser other than Buyer; and (vi) correspondence between Seller or any of its Affiliates or any Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of any Advisor, or the transactions contemplated in this Agreement; and for purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with that Person, where the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person; and the term “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity;

(h)all data and other information that may not be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with Persons not Affiliates of Seller, even if such data or other information is inadvertently disclosed or provided to Buyer (in which case Buyer shall promptly return such data or information to Seller);

(i)all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets;

(j)all corporate, partnership and limited liability company financial and income tax books, accounts, records and documents of Seller or any of its Affiliates;

(k)all claims and causes of action of Seller (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective

Time; (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); or (iii) with respect to any of the Excluded Assets;

(l)all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time;

(m)all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(n)all amounts resulting from derivative contracts or similar agreements used to manage oil, natural gas, products or other commodity prices whether deemed a hedge, non-hedge or ineffective hedge transaction;

(o)all proceeds, income, revenues or other benefits (including any benefit attributable to any future Laws with respect to “royalty relief” or other similar measures) not otherwise enumerated above, as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time; or (ii) the Excluded Assets;

(p)all funds held in suspense accounts related to the Assets for production  prior to the Effective Time;

(q)all vehicles, vessels, trailers, software, computers and associated peripherals and all radio, telephone and other communication equipment, except for any such communication equipment attached to a well located on a Lease;

(r)all oil, gas or other mineral reserve reports, and all environmental site assessments, reports and related data and information;

(s)all rights, title or interest in the assets or property described on Schedule 2.03 or otherwise expressly retained by Seller hereunder; and

(t)the two (2) Wells listed on Schedule 14.05.

Article III
Purchase Price

Section 3.01 Purchase Price.  The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of $15,000,000.00 (the “Unadjusted Purchase Price”), as adjusted in accordance with the provisions of this Agreement (the “Purchase Price”).

Section 3.02 Deposit and Escrow.

(a)Within one (1) Business Day following the execution of this Agreement by Buyer and Seller, Buyer shall deliver to Seller a performance guarantee deposit in an amount equal to ten percent (10%) of Unadjusted Purchase Price (the “Deposit”).  The Deposit shall be paid by Buyer to Seller by means of a completed federal funds transfer to an account designated by Seller in writing.  If the Deposit is not paid to Seller within such period, this Agreement shall be null and void and neither Party shall have any further rights or obligations under this Agreement.

(b)If the Closing occurs, the Deposit shall be retained by Seller and shall be applied as part of the payment of the Purchase Price, and the amount payable by Buyer at the Closing shall be reduced by that amount in accordance with Section 12.03.

(c)If the Agreement is terminated without the Closing having occurred, the Deposit shall be applied as provided in Article XIII.

(d)At the Closing, Buyer shall deliver to the Escrow Agent to be placed in an escrow account (the “Escrow Account”) pursuant to a mutually agreeable escrow agreement among Seller, Buyer and Escrow Agent to be executed contemporaneously with the Closing (the “Escrow Agreement”), a portion of the Purchase Price equal to $750,000 (the “Escrow Amount”).  The costs associated with the establishment and maintenance of the Escrow Account shall be borne equally by Buyer and Seller.

Section 3.03 Effective Time.  If the transactions contemplated by this Agreement are consummated in accordance with the terms and provisions of this Agreement, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, and effective as of 7:00 a.m. local time where the Assets are located on October 1, 2016 (the “Effective Time”).

Article IV
Title Matters

Section 4.01 Examination Period.  Buyer’s due diligence examination shall run from the Execution Date until the date that is 30 days following the Execution Date at Noon, local time in Denver, Colorado (the “Examination Period”).  During the Examination Period, Seller shall permit Buyer or its authorized representatives to examine, during normal business hours, (i) in the offices of Seller, all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders and royalty accounting records, (ii) all well sites and all related lands, property, equipment and facilities of any kind or character, in each case, pertaining to the Assets insofar as same may now be in existence and in the possession of Seller or its Affiliates, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data, and (iii) all environmental site assessments, reports and related data and information provided that Buyer shall return same to Seller prior to Closing and shall not retain any copies of same.  Such examination shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or otherwise impede the efforts of Seller to comply with its other obligations under this Agreement.  Any such examination by Buyer shall be at Buyer’s sole cost and expense.  All information made available to Buyer, whether disclosed pursuant to this Agreement or otherwise, shall be maintained confidential by Buyer as provided in the Confidentiality Agreement dated January 7, 2016, between Resolute Energy Corporation and Buyer (the “Confidentiality Agreement”), the terms of which are incorporated into this Agreement by this reference and made a part of this

Agreement.  Buyer shall take whatever reasonable steps as may be necessary to ensure that Buyer’s employees, consultants, representatives and agents comply with the provisions of the Confidentiality Agreement, and Buyer shall be responsible for any disclosure or other breach of such provisions by any such Persons.  Buyer shall not contact any of the customers or suppliers of Seller or Seller’s working interest co-owners or operators, in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior written consent of Seller, which consent may be withheld at Seller’s sole discretion.  For the purpose of this Agreement, the term “Business Day” means any calendar day excluding Saturdays, Sundays and other days on which national banks are closed for business in Denver, Colorado.

Section 4.02 Defensible Title and Permitted Encumbrances.

(a)For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Seller in that Asset that, subject to and except for Permitted Encumbrances:

(i)with respect to each well, unit, well location or Lease shown on Exhibit A-3, and throughout the duration of the productive life of such well, unit, well location, or Lease shown on Exhibit A-3, entitles Seller to receive not less than the percentage or decimal interest set forth in Exhibit A-3 as Seller’s “Net Revenue Interest” or “NRI” of all Hydrocarbons produced, saved or marketed from (A) the applicable well or unit as set forth in Exhibit A-3 as to the currently producing interval in that well or unit, and (B) the interval or zone identified in Exhibit A-3 with respect to any non-producing well, unit, well location or Lease set forth in Exhibit A-3 (except for (a) decreases in connection with any operation in which the owner of such well, unit, well location or Lease shown on Exhibit A-3 may elect after the Closing to be a non-consenting co-owner, (b) decreases resulting from the establishment after the Execution Date of pooled, communitized, or unitized units, and (c) decreases required to allow other working interest owners, pipelines, or plants to make up any Gas Imbalances);

(ii)with respect to each well, unit, well location or Lease shown in Exhibit A-3, and throughout the duration of the productive life of such well, unit, well location, or Lease shown on Exhibit A-3, obligates Seller to bear not greater than the percentage or decimal interest set forth in Exhibit A-3 as Seller’s “Working Interest” or “WI” of the costs and expenses relating to the maintenance, development and operation of (A) the applicable well or unit set forth in Exhibit A-3 as to the currently producing interval in that well or unit, and (B) the interval or zone identified in Exhibit A-3 with respect to any non-producing well, unit, well location or Lease set forth in Exhibit A-3, and except to the extent any such increase is accompanied by a proportionate increase in the applicable Net Revenue Interest; and

(iii)is free and clear of all liens, encumbrances, security interests, pledges and material defects in title.

(b)The term “Permitted Encumbrances” means any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)the terms and provisions of the Leases, Mineral Interests, Contracts and Easements;

(ii)any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons from or in them, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens, privileges or charges for liquidated amounts arising in the ordinary course of business (1) that Buyer has agreed to assume or pay pursuant to the terms of this Agreement; or (2) for which Seller is responsible for paying or releasing at or after the Closing pursuant to the terms of this Agreement;

(iii)any liens for Taxes and assessments not yet delinquent or that are being contested in good faith;

(iv)the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by Law or reserved in oil, gas and other mineral leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents that create or reserve to Seller its interests in the Assets;

(v)any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit and all applicable Law or any Governmental Authority;

(vi)any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that they do not materially interfere with the operations currently conducted on the Assets;

(vii)all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of Hydrocarbon production created or in existence as of the Effective Time, whether recorded or unrecorded (provided same are specifically disclosed to Buyer), provided that such matters do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit A-3 or increase the Working Interests of Seller above those set forth in Exhibit A-3 without a corresponding increase in the Net Revenue Interests;

(viii)subject to Section 4.07, preferential rights to purchase or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate Persons for the transaction contemplated by this Agreement, or (B) required notices have been given for the transaction contemplated by this Agreement to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(ix)required Third-Party consents to assignment or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate Persons for the transaction contemplated by this Agreement; (B) required notices have been given for the transaction contemplated by this Agreement to the holders of those rights and the appropriate period for asserting such rights has expired without an exercise of such rights; or (C) there is no provision expressly stating that an assignment in violation thereof (1) is void or voidable, (2) triggers the payment of specified liquidated damages, or (3) causes a termination of the Lease or other Asset to be assigned; and for purposes of this Agreement, the term “Third Party” means any Person or entity, governmental or otherwise, other than Seller, Buyer, and their respective Affiliates and includes other working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies;

(x)all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil, gas or other mineral leases or interests in them that are customarily obtained or made subsequent to such sale or conveyance (collectively, “Customary Post-Closing Consents”);

(xi)the presence or lack of production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; compression agreements; equipment leases; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that have terms that are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate or liquids production for the extraction of products from them;

(xii)farmout or farmin agreements, to the extent they do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit A-3 or increase the Working Interests of Seller above those set forth in Exhibit A-3 without a corresponding increase in the Net Revenue Interests;

(xiii)liens and security interests that will be released at Closing as provided in Section 12.04(g);

(xiv)rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable Law;

(xv)all defects and irregularities affecting the Assets that, individually or in the aggregate, (A) do not operate to (1) reduce the Net Revenue Interests of Seller, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Seller, or (3) otherwise interfere materially with the operation, value or use of the Assets; (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller, so long as there is a proportionate increase in Seller’s Net Revenue Interests; or (C) that would not be considered material when applying general industry standards;

(xvi)all Title Defects expressly waived by Buyer in writing or that have been deemed to have been waived or not otherwise to be Title Defects under Section 4.04(a) or Section 4.05(d) or any other provision of this Agreement; and

(xvii)any matters that otherwise may have constituted Title Defects, but that are not so described in a timely Title Defect Notice complying and delivered in accordance with Section 4.04(a); and

(xviii)Title Defects that have been cured or remedied by possession under applicable statutes of limitation for adverse possession or for prescription..

Section 4.03 Title Defect.  The term “Title Defect,” as used in this Agreement, means any encumbrance, encroachment, irregularity, defect in or objection to Seller’s ownership of any Asset (excluding Permitted Encumbrances) that causes Seller not to have Defensible Title to that Asset.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as a Title Defect:  (a) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action or variation was not authorized and results in another Person’s superior claim of title to the relevant Asset; (b) defects or irregularities that have been cured or remedied by the passage of time, including applicable statutes of limitation and statutes for prescription or preemption; (c) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (d) defects or irregularities in title which have not delayed or prevented Seller (or Seller’s predecessors) from receiving its Net Revenue Interest share of the proceeds of production and have not caused Seller to bear a share of expenses or costs greater than its Working Interest share from any Lease, unit or well; (e) defects or irregularities resulting from or related to probate proceedings or the lack of probate proceedings if the defects or irregularities have been outstanding for five (5) years or more; or (f) conventional rights or reassignment normally actuated by an intent to abandon or release a Lease and requiring notice to the holders of such rights and any defect or irregularity as would normally be waived by Persons engaged in the oil and gas business when purchasing producing properties.

Section 4.04 Notice of Title Defects.

(a)If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Seller of the alleged Title Defect as promptly as possible but no later than the expiration of the Examination Period.  To be effective, this notice (a “Title Defect Notice”) must (i) be in writing;

(ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest or Working Interest); (iv) identify the specific Asset or Assets affected by the Title Defect; and (v) include the value of the Title Defect as determined by Buyer.  Any matters that otherwise may have constituted Title Defects, but that are not so described in a timely Title Defect Notice complying and delivered in accordance with this Section 4.04(a), shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(b)After receipt of an effective Title Defect Notice, Seller shall have the option, but not the obligation, to attempt to cure the Title Defect at any time prior to the Closing and to postpone the Closing Date (with respect to all of the Assets or only those Assets affected by the Title Defect) up to thirty (30) days beyond the date set forth in Section 12.01 to facilitate the cure; provided however that the foregoing shall not limit Seller’s ability to elect remedies for Title Defects as provided in Section 4.05(a).

(c)The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in a Title Defect Notice shall be determined in good faith based upon the criteria set forth below:

(i)If the Title Defect is a lien on any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii)If the Title Defect asserted is that the Net Revenue Interest attributable to any well, unit, well location or Lease is less than that stated in Exhibit A-3 or the Working Interest attributable to any well, unit, well location or Lease is greater than that stated in Exhibit A-3, then the Title Defect Value shall take into account the relative change in the interest from Exhibit A-3 and the appropriate Allocated Value of such Asset.  For purposes of this Agreement, the term “Allocated Value” means, with respect to any Asset, the amount allocated to that Asset under Section 11.01.

(iii)If the Title Defect represents an obligation, encumbrance, burden or charge on the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, the probability that a potential title failure will result in an actual title failure, the Title Defect Value placed upon the Title Defect by Buyer and Seller, and any such other reasonable factors as are necessary to make a proper evaluation.

(iv)If a Title Defect is not in effect, affects only certain depths, or does not adversely affect an Asset throughout the entire productive life of such Asset, the consequences of that fact shall be taken into account in determining the Title Defect Value.

(v)The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value.

(vi)Notwithstanding anything in this Agreement to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the wells, units, well locations or other Assets affected by it.

(vii)To give Seller an opportunity to commence reviewing possible Title Defects, Buyer shall make a good faith effort to give Seller, on or before 5:00 p.m. Mountain Time each Friday prior to the expiration of the Examination Period, notice of all Title Defects discovered by Buyer during the preceding week, which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period.

Section 4.05 Remedies for Title Defects.

(a)Subject to the continuing right of Seller to dispute the existence of an asserted Title Defect or the asserted Title Defect Value and subject to the rights of the Parties under Section 13.01(f), if any Title Defect timely asserted by Buyer in accordance with Section 4.04(a) is not waived in writing by Buyer or cured on or before Closing, Seller shall, at its sole option, elect to:

(i)subject to Section 4.05(d), reduce the Purchase Price by the Title Defect Value for the Title Defect as determined in accordance with Section 4.04(c) or Article XVIII (which shall cause such asserted Title Defect to become an Assumed Obligation under Section 16.02);

(ii)indemnify Buyer against all claims resulting from the Title Defect (an “Indemnified Title Defect”) pursuant to an indemnity agreement mutually agreeable to Buyer and Seller (the “Title Indemnity Agreement”); provided, however, that without Buyer’s consent, Seller shall not be entitled to elect to indemnify Buyer under this Section 4.05(a)(ii) for any Title Defect that is a discrepancy in the Net Revenue Interest or Working Interest of a well, unit, well location or Lease (as compared to the Net Revenue Interest or Working Interest set forth in Exhibit A-3 with respect to such Asset); or

(iii)retain the entirety of the Asset that is subject to the Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Asset and the associated Assets.

(b)If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 4.08 shall apply.

(c)If at or before the Closing Buyer and Seller have not agreed on the validity of any asserted Title Defect or the Title Defect Value attributable to the Title Defect and Seller has not elected to indemnify Buyer with respect to the Title Defect under Section 4.05(a)(ii) or to retain the Assets associated with the Title Defect under Section 4.05(a)(iii), Buyer or Seller shall have the right to elect to have the Dispute regarding the validity of the Title Defect or the Title Defect Value determined by an Independent Expert in accordance with Article XVIII.  In that event, the Purchase Price paid at Closing shall not be reduced by virtue of the disputed Title Defect or Title Defect Value, but upon the final resolution of the Dispute, the Title Defect Value, if any, found to be attributable to the Title Defect shall, subject to Section 4.05(d), be refunded by Seller to Buyer within five (5) Business Days of such resolution.

(d)Notwithstanding anything to the contrary in this Agreement, but subject to Section 4.05(e), (i) if the value of a particular individual Title Defect (or individual Title Benefit, except for an Asset on which there is a Title Defect exceeding $50,000) does not exceed $50,000, then it shall be deemed to be a Permitted Encumbrance and no adjustment to the Purchase Price shall be made for the Title Defect (or Title Benefit), (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for the sum of all Title Defects and Environmental Defects (after taking into account clause (i) and the limitation in clause (i) of Section 5.04(c)) does not exceed three percent (3%) of the Unadjusted Purchase Price prior to any other adjustments, then they shall be deemed to be Permitted Encumbrances and no adjustment of the Purchase Price shall be made on account of Title Defects, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for the sum of all Title Defects and Environmental Defects (after taking into account clause (i) and the limitation in clause (i) of Section 5.04(c)) does exceed three percent (3%) of the Unadjusted Purchase Price prior to any other adjustments, then the Purchase Price shall be adjusted only by the amount of the excess.

Section 4.06 Special Warranty of Title.  The documents to be executed and delivered by Seller to Buyer transferring title to the Assets as required hereby, including the Assignment and Bill of Sale attached hereto as Exhibit B (the “Assignment”), shall provide for a special warranty of title warranting title by, through and under Seller, but not otherwise, subject to the Permitted Encumbrances and the terms of this Agreement.  Buyer’s remedy for breach of Seller’s special warranty of title in the Assignment shall be limited to an amount not exceeding the Allocated Value of the affected Asset, and any claims for such breach must be asserted within twelve (12) months from the Closing Date.  Any such claims not asserted within such twelve (12) month period shall be deemed to be Assumed Obligations.

Section 4.07 Preferential Rights To Purchase.

(a)Seller shall use reasonable efforts, but without any obligation to incur any additional cost or expense, to comply with all preferential right to purchase provisions relative to any Asset (“PPRs”) prior to the Closing.  Prior to the Closing, Seller shall notify Buyer of the existence of any known PPRs and if any PPRs are exercised or if the requisite period has elapsed without said rights having been exercised.

(b)If, as of the Closing Date, a Third-Party holder of a PPR has timely and properly notified Seller that it elects to exercise its PPR with respect to the Assets to which its PPR applies (determined by and in accordance with the agreement in which the PPR arises), then the Assets covered by that PPR will be sold to such holder of the PPR, and will not be sold to the Party originally executing this Agreement as “Buyer” (subject to the remaining provisions in this Article) and the Unadjusted Purchase Price will be reduced by the Allocated Value of such Assets.  Buyer shall remain obligated to purchase the remainder of the Assets not affected by an exercised PPR.  Upon the consummation of the sale of any Assets to the holder of such PPR, any such Assets shall be deemed for all purposes to constitute “Excluded Assets”.

(c)After the Closing, if for any reason the purchase and sale of the Assets covered by a PPR exercised prior to Closing under (b) above is not or cannot be consummated with the holder of the PPR that exercised its PPR, Seller shall so notify Buyer and within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Seller such Assets pursuant to the terms of this Agreement and for the Allocated Value of such Assets (except the Closing Date with respect to such Assets will be the date of assignment of such Assets from Seller to Buyer).

(d)Any interest in the Assets covered by any unexercised PPRs (whether due to the PPR notice period or otherwise) shall be conveyed to Buyer at the Closing subject to any PPRs, and Buyer shall assume all duties, obligations and liabilities arising from the PPR.  Without limiting the foregoing, if any Third Party elects to purchase all or a part of an interest in any Asset subject to a PPR after the Closing Date, Buyer shall be obligated to convey that interest to that Third Party and shall be entitled to the consideration for the sale of that interest.

Section 4.08 Consents to Assignment.  Seller shall use reasonable efforts to obtain all necessary consents from Third Parties to assign the Assets prior to the Closing (other than approvals of any relevant Governmental Authority that are customarily obtained after the Closing), and Buyer shall assist Seller with those efforts.  If the holder of any consent requires that the Buyer deliver proof of its creditworthiness for the approval of such consent, then the Buyer shall reasonably cooperate with Seller and the holder of such consent and deliver to such holder any reasonably-requested credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Buyer.  To the extent any such consents are not obtained prior to Closing and an express provision of the document providing for the consent would render the assignment of some or all of the Assets void or voidable, give rise to a claim for specified liquidated damages or cause the termination of the Lease or other Asset to be assigned as a result of the failure to obtain that consent, then that failure shall constitute a Title Defect as to the portion of the Assets affected thereby, and the provisions of Section 4.05(a) shall apply thereto.  In all other cases, such unobtained consents shall not constitute Title Defects.

Section 4.09 Title Benefits; Remedies.

(a)If either Party discovers any Title Benefit during the Examination Period affecting the Assets, it shall promptly notify the other Party at or before the expiration of the Examination Period.  Subject to Section 4.05(d), Seller shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 12.02(a)(iii) with respect to the Title Benefit, in an amount mutually agreed upon by the Parties.  For purposes of this Agreement, the term “Title Benefit” means the Seller’s interest in any Asset that is greater than or in addition to that set forth in Exhibit A-3, including a Net Revenue Interest that is greater than that set forth in Exhibit A-3 or Seller’s Working Interest in any Asset that is less than the Working Interest set forth in Exhibit A-3 (without a corresponding decrease in the Net Revenue Interest).

(b)If, with respect to a Title Benefit, Buyer and Seller have not agreed on the amount of the upward Purchase Price Adjustment or have not otherwise agreed on such amount at or prior to the Closing, Seller or Buyer shall have the right to elect to have the Dispute regarding the Purchase Price Adjustment determined by an Independent Expert in accordance with Article XVIII.  In that event, Buyer shall pay the undisputed portion of the Purchase Price with respect to the Asset affected by the Title Benefit at the Closing and, subject to Section 4.05(d), upon determination of the amount of the adjustment, shall pay to Seller any unpaid portion within five (5) Business Days of such determination.

Article V
Environmental Matters

Section 5.01 Environmental Review.

(a)Buyer shall have the right to conduct or cause a consultant reasonably acceptable to Seller (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”).  The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer.  The scope of work comprising Buyer’s Environmental Review shall be limited to a Phase I review and otherwise as may be agreed by Buyer and Seller prior to commencement.  The Environmental Review shall not include any intrusive test, sampling, boring, or procedure without the prior written consent of Seller.  Buyer shall, and shall cause Buyer’s Environmental Consultant to, (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with the operation of the Assets and (iii) comply with all applicable Laws.  Buyer shall be solely responsible for obtaining any consents from a Third Party that are required to perform any work comprising Buyer’s Environmental Review, and Buyer shall consult with Seller prior to requesting each such consent. Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review.  With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller without charge.  Buyer releases, and shall defend, indemnify and hold harmless, Seller Indemnitees from and against all Losses (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY, BUT SPECIFICALLY EXCLUDING THOSE RESULTING FROM SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) arising out of, related to, or caused by Buyer’s Environmental Review.  If Buyer desires to conduct a Phase II review and Seller does not provide its consent, Buyer shall have the right to exclude only the affected Asset from the terms of this Agreement; provided however, that in the event it is impractical to exclude the affected Asset and Seller does not provide its consent for a Phase II review, then each of Buyer and Seller shall have the right to terminate this Agreement.  In no event shall the Examination Period be extended for purposes of accommodating a Phase II review by Seller.

(b)Unless otherwise required by applicable Law, Buyer shall, and shall cause Buyer’s Environmental Consultant to, treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental

Information”), and Buyer shall not, and shall cause Buyer’s Environmental Consultant to not, disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller.  Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement.  If Buyer, Buyer’s Environmental Consultant or any Third Party to which Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order or seek any other remedy, as Seller deems appropriate under the circumstances.  If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller without charge.

(c)Upon completion of Buyer’s Environmental Review, Buyer shall, at its sole cost and expense and without any cost or expense to the Seller Indemnitees (1) repair all damage done to the Assets in connection with any Buyer’s Environmental Review, (2) restore the Assets to the same or better condition in existence prior to commencement of any Buyer’s Environmental Review, and (3) remove all equipment, tools or other property brought onto the Assets in connection with any Buyer’s Environmental Review.  Any disturbance to the Assets (including the real property associated with such Assets) resulting from Buyer’s Environmental Review will be promptly corrected by Buyer.

(d)During all periods that Buyer, or any of Buyer’s representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller.  Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering upon the Assets.

Section 5.02 Environmental Definitions.

(a)Assumed Environmental Obligations.  For purposes of this Agreement, the term “Assumed Environmental Obligations” means, all Losses related to the operation of the Assets or the condition of the Assets and any surface or subsurface depths used or affected in connection with the Assets, including any pooled, communitized or unitized acreage by virtue of the Assets being a part of the pooled, communitized or unitized area (collectively, the “Subject Property”), and arising from or relating to the following: (i) any violation or alleged violation of, or non-compliance with applicable Environmental Law prior to, on, or after the Effective Time, including the cost of correcting such violations or noncompliance and any fines or penalties arising out of such violations or noncompliance; (ii) the release, discharge or disposal of Hazardous Substances prior to, on, or after the Effective Time, at, on, in, under, from or migrating to or from the Subject Property, including claims for property damage, loss, injury, damage to natural resources, bodily injury or wrongful death, and any investigation, remediation or monitoring with respect to said Hazardous Substances; (iii) any Environmental Defects; and (iv) those matters that would otherwise be Environmental Defects but for the provisions of Section 5.04(c).

(b)Environmental Defects.  For purposes of this Agreement, the term “Environmental Defect” means, with respect to any given Asset, an individual environmental condition identified with specificity in Buyer’s Environmental Review that constitutes a violation of Environmental Laws in effect as of the Execution Date and as of the time Buyer’s Environmental Review is completed in the jurisdiction in which the affected Asset is located, excluding, however any environmental conditions that do not exceed the threshold and deductible values in Section 5.04(c), which environmental conditions shall be deemed not to constitute Environmental Defects, but which shall nonetheless be Assumed Environmental Obligations.

(c)Environmental Defect Value.  For purposes of this Agreement, the term “Environmental Defect Value” means, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct the Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account (i) that non-permanent remedies (such as mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulations, leachate collection systems, etc.) may be the most cost-effective manner reasonably available, (ii) the continuing long-term need to operate the Asset, (iii) customary industry practices, (iv) the net present value of such Environmental Condition, and (v) the requirements of Environmental Laws.

(d)“Environmental Laws” means all Laws pertaining to health (as relates to exposure to Hazardous Substances), the environment, wildlife or natural resources, or the use, storage, emission, discharge, clean-up, release, or threatened release of Hazardous Substances on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local Laws.

(e)Hazardous Substances.  For purposes of this Agreement, the term “Hazardous Substances” means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

(f)Indemnified Environmental Defects.  For purposes of this Agreement, the term “Indemnified Environmental Defect” means an Environmental Defect as to which Seller has elected to indemnify Buyer in accordance with Section 5.04(a)(ii).

Section 5.03 Notice of Environmental Defects.  If Buyer discovers any Environmental Defect affecting any Asset, Buyer shall notify Seller of the alleged Environmental Defect as promptly as possible but no later than the expiration of the Examination Period.  To be effective, such notice (an “Environmental Defect Notice”) must (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in sufficient, specific detail, including (A) the written conclusion of Buyer’s Environmental Consultant that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review; and (B) a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) identify the specific Asset or Assets affected by the Environmental Defect, including a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation and laboratory reports; (v) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant; and (vi) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price to accept such Environmental Defect if Seller elected Section 5.04(a)(i) as the remedy for it.  Any matters that may otherwise have constituted Environmental Defects, but that are not so described in a timely Environmental Defect Notice complying with this Section 5.03, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation.  After receipt of an effective Environmental Defect Notice, Seller shall have the option, but not the obligation, to attempt to cure the Environmental Defect at any time prior to the Closing and to postpone the Closing Date (with respect to all of the Assets or only those Assets affected by the Environmental Defect) up to thirty (30) days beyond the date set forth in Section 12.01 to facilitate the cure.

Section 5.04 Remedies for Environmental Defects.

(a)Subject to the continuing right of Seller to dispute the existence of an asserted Environmental Defect or the asserted Environmental Defect Value and subject to the rights of the Parties under Section 13.01(f), if any Environmental Defect timely asserted by Buyer in accordance with Section 5.03 is not waived in writing by Buyer or cured on or before Closing, Seller shall, at its sole option, elect to:

(i)subject to Section 5.04(c), reduce the Purchase Price by the Environmental Defect Value for the Environmental Defect as determined in accordance with Section 5.02(c) or Article XVIII (which shall cause such alleged Environmental Defect to become an Assumed Obligation under Section 16.02);

(ii)indemnify Buyer against all claims resulting from the Environmental Defect pursuant to an indemnity agreement mutually agreeable to Buyer and Seller (the “Environmental Indemnity Agreement”); or

(iii)retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase

Price shall be reduced by an amount equal to the Allocated Value of the Asset and the associated Assets.

(b)If at or before the Closing Buyer and Seller have not agreed on the validity of any asserted Environmental Defect or the Environmental Defect Value attributable to the Environmental Defect and Seller has not elected to indemnify the Buyer with respect to the Environmental Defect under Section 5.04(a)(ii) or to retain the Assets associated with the Environmental Defect under Section 5.04(a)(iii), Buyer or Seller shall have the right to elect to have the Dispute regarding the validity of the Environmental Defect or the Environmental Defect Value determined by an Independent Expert in accordance with Article XVIII.  In that event, the Purchase Price paid at Closing shall not be reduced by virtue of the disputed Environmental Defect or Environmental Defect Value, but on the final resolution of the Dispute the Environmental Defect Value, if any, found to be attributable to the Environmental Defect shall, subject to Section 5.04(c), be refunded by Seller to Buyer within five (5) Business Days of such resolution.

(c)Notwithstanding anything to the contrary in this Agreement (i) if the Environmental Defect Value for a particular individual Environmental Defect does not exceed $50,000, then no adjustment to the Purchase Price shall be made for such Environmental Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for the sum of all Environmental Defects and Title Defects (each exceeding $50,000) does not exceed three percent (3%) of the Unadjusted Purchase Price prior to any other adjustments, then no adjustment of the Purchase Price shall be made on account of Environmental Defects, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for the sum of all Environmental Defects and Title Defects (each exceeding $50,000) does exceed three percent (3%) of the Unadjusted Purchase Price prior to any other adjustments, then the Purchase Price shall be adjusted only by the amount of such excess.

Section 5.05 No Warranty Regarding Environmental Matters.  SELLER WILL CONVEY THE ASSETS TO BUYER WITHOUT ANY WARRANTY OF ANY KIND WITH RESPECT TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL DEFECTS, EXPRESS, STATUTORY OR IMPLIED, NOT EVEN FOR RETURN OF THE PURCHASE PRICE.  BUYER’S SOLE REMEDY FOR ENVIRONMENTAL DEFECTS OR OTHER ENVIRONMENTAL MATTERS IS THE ENVIRONMENTAL DEFECT PROCEDURE UNDER THIS ARTICLE V.

Section 5.06 Physical Condition of the Assets.  Buyer acknowledges that the Assets have been used by Seller and the operator of such Assets for Hydrocarbon drilling and production operations and related field operations, and that physical changes in the Assets (or adjacent lands) may have occurred as a result of those uses.  In this regard, the Assets may also contain unplugged or improperly plugged wells, wellbores or buried pipelines or other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the property.  All plugging and abandonment liability and obligations for all Wells (other than the two Wells identified pursuant to Section 14.05(a)) shall be considered Plugging and Abandonment Obligations assumed by Buyer hereunder pursuant to Section 16.02.  Buyer understands that Seller does not have the requisite information with which to determine the exact condition of the Assets or the effect that any such use has had on the physical condition of the Assets, and Seller does not make any representation or warranty with respect to those matters and Buyer expressly assumes all liability for those matters (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY).

Section 5.07 NORM.  Buyer acknowledges that some oilfield production equipment comprising the Assets may contain asbestos or naturally occurring radioactive material (“NORM”).  In this regard, Buyer specifically acknowledges that NORM may affix or attach itself to the inside of wellbores, materials and equipment as scale or in other forms, and that wells, materials and equipment comprising the Assets or located on a Lease may contain NORM and that NORM containing materials may have been disposed of on a Lease.  Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets if and where they may be found, and Buyer (i) agrees that, notwithstanding anything to the contrary herein, the presence of such materials shall be deemed not to constitute Environmental Defects, but shall nonetheless be an Assumed Environmental Obligation, unless the presence of same is a violation of applicable laws or is present in material above ground or on the surface that is in need of proper disposal as of the Effective Time in which case it may be identified as an Environmental Defect and treated in accordance with the provisions of Sections 5.03 and 5.04; and (ii) assumes Seller’s liability for or in connection with the assessment, remediation, removal, transportation or disposal of any such materials present on the Assets at or after the Effective Time in accordance with all requirements of any Governmental Authority (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY).

Article VI
Representations and Warranties of Seller

Seller represents and warrants to Buyer that:

Section 6.01 Seller’s Existence.  Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.  Seller is qualified to do business and in good standing in the State of New Mexico.

Section 6.02 Legal Power.  Seller has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Seller.  The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a)any provision of Seller’s certificate of incorporation and bylaws or other governing documents;

(b)except for any preferential purchase rights and consents to assignment (including Customary Post-Closing Consents), any material agreement or instrument to which Seller is a party or by which Seller is bound that affects any of the Assets; or

(c)any judgment, order, ruling or decree applicable to Seller as a party in interest or any Law applicable to Seller’s interest in any of the Assets.

Section 6.03 Execution.  The execution, delivery and performance of this Agreement and the transactions it contemplates for Seller are duly and validly authorized by the requisite corporate action, as applicable, on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents this Agreement requires be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes (assuming due authorization, execution and delivery by Buyer), and at the Closing those other documents will constitute (assuming due authorization, execution and delivery by Buyer), the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.04 Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05 Solvency.

(a)Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section 6.05, “insolvent” means that the sum of Seller’s debts and other probable liabilities exceeds the present fair saleable value of Seller’s assets.

(b)Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller will be able to pay its liabilities as they become due in the usual course of its business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities and (iv) taking into account all litigation that is currently pending or has been threatened in writing, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

(c)To the Knowledge of the Seller, the Assets contemplated to be transferred, conveyed and sold by Seller pursuant to the terms set forth in this Agreement and in the Assignment are being sold for reasonably equivalent value.

(d)There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller.

Section 6.06 Proceedings.  There is no suit, action, claim, investigation or inquiry by any Person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller or the Assets, or any of them, that has materially affected or will materially affect Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 6.07 Royalties.  To Seller’s Knowledge, during the Seller Ownership Period all rentals, royalties and other payments due under the Subject Interests have been paid in all respects, except those amounts in suspense and where failure to so pay would not have a Material Adverse Effect.  The term “Seller Ownership Period” means, with respect to each Asset, the period beginning on the effective date Seller acquired ownership of the Asset and ending at the Effective Time.

Section 6.08 Taxes.  To Seller’s Knowledge, during the Seller Ownership Period, (a) all Tax Returns relating to or in connection with Seller’s acquisition, ownership or operation of the Assets required to be filed have been timely filed and all such Tax Returns are correct and complete in all respects, (b) all Taxes based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds of production that have become due and payable have been paid prior to becoming delinquent, except for such Taxes that are being contested in good faith and are set forth in Schedule 6.08, (c) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of Seller relating to Seller’s acquisition, ownership or operation of the Assets, (d) there are no administrative or judicial proceedings pending or threatened in writing against the Assets or against Seller relating to or in connection with the Assets by any Governmental Authority with respect to Taxes, (e) there are no liens on any of the Assets that arose in connection with Seller’s failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances, (f) all Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Assets have been satisfied in all material respects, (g) Buyer will not be liable as a successor or transferee for any unpaid Taxes as a result of purchasing the Assets, and (h) none of the Assets is held by or is subject to any arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that is treated as or constitutes a partnership for federal or state income tax purposes.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 6.09 Contracts.  To Seller’s Knowledge, all Contracts material to the ownership and operation of the Assets (other than Leases) are described on Exhibit A-2.  To Seller’s Knowledge, copies of all such Contracts material to the ownership and operation of the Assets have been made available to Buyer prior to the Execution Date or will be provided to Buyer within five (5) Business Days after the Execution Date.  To Seller’s Knowledge, all Contracts material to the ownership and operation of the Assets (a) are in full force and effect, and (b) Seller is not in default or otherwise in breach with respect to any of its material obligations under any of such Contracts.

Section 6.10 Governmental Authorizations.  To Seller’s Knowledge, it has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications for any of them (the “Governmental Authorizations”) that are presently necessary or required by Seller for its ownership or operation of the Assets as currently owned or operated by it (excluding matters arising under Environmental Laws or relating to Taxes, which are addressed exclusively under Article V and Section 6.08, respectively).

Section 6.11 No Violations of Laws.  To Seller’s Knowledge, except as set forth on Schedule 6.11, (i) Seller has not violated any applicable Law (excluding Environmental Laws and Laws relating to Taxes, which are addressed exclusively under Article V) with respect to the ownership or operation of the Assets, except where such violations would not have a Material Adverse Effect, and (ii) Seller has not received, nor has Knowledge of, any written notice from any Governmental Authority alleging a violation of any Environmental Laws relating to the Assets.

Section 6.12 No Prepayments.  There have been no advance, take or pay or other prepayments received by Seller with respect to its interest in the Assets that would obligate Buyer to deliver Hydrocarbon production from the Assets after the Effective Time without receiving full payment.

Section 6.13 AFEs.  With respect to the joint, unit or other operating agreements relating to the Assets, except as set forth in Schedule 6.13, there are no outstanding calls or payments in excess of $100,000 (net to Seller’s interest) under authorities for expenditures for payments relating to the Assets which are due or which Seller has committed to make which have not been made.

Section 6.14 Suspense Revenues.  Except as set forth in Schedule 6.14, as of the Effective Time, Seller does not hold (in escrow or otherwise) any third-Person funds in suspense with respect to production of Hydrocarbons from any of the Assets.

Section 6.15 Consents; Preferential Purchase Rights.  To Seller’s Knowledge, except for Customary Post-Closing Consents and those Consents set forth on Schedule 6.15, there are no Consents and no preferential purchase rights, rights of first refusal or similar rights that are applicable to the transfer of the Assets in connection with this Agreement.

Section 6.16 Rights to Production.  Except as set forth in Schedule 6.16, except with respect to imbalances, to Seller’s Knowledge, no Person has any call upon, right to purchase, option to purchase or similar rights with respect to any portion of the Hydrocarbons produced from the Assets from and after the Effective Time that is not terminable upon ninety (90) days (or less) notice.

Section 6.17 Material Imbalances. Except as set forth in Schedule 6.17, (i) there are no oil or gas imbalances associated with the Assets as of the Effective Time and (ii) there are no hedges of production from the Assets which will burden the Assets on or after the Effective Time.

Section 6.18 Wells.  Except as set forth in Schedule 6.18(a), there are no wells included in the Assets in respect of which Seller or any of its Affiliates have received an unresolved order from any Governmental Authority requiring that such wells be plugged and abandoned.  All plugged and abandoned wells that have been plugged and abandoned by Seller have been plugged and abandoned in compliance in all material respects with applicable Laws.  To Seller's Knowledge, all wells included in the Assets have been drilled and completed within the limits permitted by all applicable Leases and pooling or unit agreements or orders.  To Seller’s Knowledge, Schedule 6.18(b) sets forth all shut-in, temporarily abandoned or other inactive Wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized.

Section 6.19 Lease Perpetuation.  To Seller’s Knowledge there has been no claim or demand by any lessor under any Lease that such Lease has terminated or expired.

Article VII
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

Section 7.01 Buyer’s Existence.  Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas, and is qualified to conduct business and in good standing in the State of New Mexico.  Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 7.02 Legal Power.  Buyer has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Buyer. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(i)any provision of Buyer’s organizational and other governing documents;

(ii)any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(iii)any judgment, order, ruling or decree applicable to Buyer as a party in interest or any Law applicable to Buyer.

Section 7.03 Execution.  The execution, delivery and performance of this Agreement and the transactions it contemplates for Buyer are duly and validly authorized by all requisite limited liability company or other action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents this Agreement requires be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at the Closing those other documents will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.04 Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 7.05 Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer.

Section 7.06 Proceedings.  There is no suit, action, claim, investigation or inquiry by any Person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 7.07 Qualifications.  Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets and has, and shall maintain, all necessary bonds to own and operate the Assets.

Section 7.08 Investment.  Buyer is an “accredited investor,” as that term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution in violation of the Securities Act of 1933, as amended, and the rules and regulations under that statute, any applicable state blue sky Laws or any other applicable securities Laws.  Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities Laws or the availability of an exemption from such registration.

Section 7.09 Funds.  Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as provided in this Agreement and otherwise to perform its obligations under this Agreement.

Section 7.10 Independent Investigation.  Buyer is an experienced and knowledgeable investor in the oil, gas and mineral resources industry that has previously expended substantial amounts in the acquisition and development of oil, gas and mineral properties.  Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and their value.  Buyer is knowledgeable of the usual and customary practices of producers such as Seller, including reliance on the advice of experts (e.g., reservoir and facility engineers, attorneys, tax advisors, accountants, valuation specialists and environmental consultants), and it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets, upon the representations and warranties in Article VI and upon the covenants of Seller in this Agreement, and not on any other representations, warranties or covenants of Seller or any other Person or entity.

Article VIII
Tax-Deferred Exchange

Section 8.01 Election.  At or before the Closing, Seller may elect, by notice to Buyer, to effect a tax-deferred exchange, pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), of those Assets it owns and is transferring for other qualifying properties in accordance with this Article VIII; provided, however, that notwithstanding anything to the contrary in this Article VIII, under no circumstances shall the consummation of the transactions contemplated by this Agreement be delayed, directly or indirectly, as a result of any such tax-deferred exchange.

Section 8.02 Qualified Intermediary.  If Seller makes a tax-deferred exchange election under this Article VIII, Seller may elect, by notice to Buyer delivered before the Closing Date, to assign any of its rights with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (the “1031 Assets”) to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v)) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a tax-deferred exchange.  Buyer hereby (a) consents to Seller’s assignment of its rights in this Agreement with respect to the 1031 Assets and (b) if such an assignment is made, agrees to pay all or a portion of the Purchase Price, as applicable, at the Closing as directed in writing by Seller.  Seller acknowledges and agrees that a whole or partial assignment of this Agreement to a qualified intermediary shall not release it from any of its respective liabilities and obligations to Buyer or expand any liabilities or obligations of Buyer under this Agreement.

Section 8.03 Additional Costs.  If Seller makes a tax-deferred exchange election under this Article VIII, Buyer shall not be required to incur any additional cost, liability or obligation.

Section 8.04 Indemnification.  If Seller makes a tax-deferred exchange election, it shall release, indemnify, defend and hold harmless Buyer Indemnitees from any Losses related to such election.

Article IX
Seller’s Conditions to Close

The obligations of Seller to consummate the transaction provided for in this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01 Representations.  All of the representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality or “material adverse effect”), individually or in the aggregate has not had and would not reasonably be expected to materially delay or have an adverse effect on the Buyer’s ability to consummate the transaction contemplated by this Agreement.

Section 9.02 Performance.  Buyer shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 9.03 Pending Matters.  No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 9.04 Consents under Credit Agreements.  Seller shall have received any required consents under its credit agreements for the consummation of the transactions contemplated by this Agreement.

Article X
Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for in this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 10.01 Representations.  (a) All of the representations and warranties of Seller in Section 6.01 (Seller’s Existence), Section 6.02 (Legal Power), Section 6.03 (Execution), and Section 6.04 (Brokers) shall be true and correct in all respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and (b) all other representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality or “Material Adverse Effect”), individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 10.02 Performance.  Seller shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 10.03 Pending Matters.  No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Article XI
Purchase Price Allocation and Tax Matters

Section 11.01 Purchase Price Allocation.

(a)The Unadjusted Purchase Price has been allocated among the Assets by Buyer as set forth in Exhibit A-3.  Buyer represents that the Allocated Values constitute reasonable and good faith allocations of the Unadjusted Purchase Price among the Assets.  Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Unadjusted Purchase Price pursuant to this Agreement.

(b)Buyer and Seller acknowledge that, under Section 1060 of the Code, Buyer and Seller must report information regarding the allocation of the Unadjusted Purchase Price (as adjusted by the Purchase Price Adjustments) to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal income tax returns for the tax period which includes the Closing Date.  Prior to the Closing, Buyer and Seller will mutually agree regarding allocation of the Purchase Price (the “Allocation Schedule”) and shall prepare their respective Forms 8594 with respect to transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule.  The Allocation Schedule shall be prepared consistent with the Allocated Values set forth in Exhibit A-3 and shall be revised to take into account the Purchase Price Adjustments consistent with the provisions set forth in this Section 11.01.  Neither Buyer nor Seller shall take any position inconsistent with such allocation, as updated by the Parties to reflect any adjustments pursuant to this Agreement and any assumed obligations or other items treated as consideration for U.S. federal income tax purposes, on any income Tax Return or otherwise, unless required to do so by applicable Law or a “determination,” within the meaning of Section 1313(a)(1) of the Code; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of such allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such allocation.

Section 11.02 Transfer Taxes.  Buyer shall be responsible for the timely payment of, and shall indemnify, defend and hold harmless Seller (and its members, managers, officers, employees and agents) from and against, all Transfer Taxes, if any.  Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to any such Transfer Taxes; provided, however, that Seller shall cooperate with Buyer and take any action reasonably requested by Buyer that does not cause Seller to incur any cost or inconvenience to minimize any such Transfer Taxes.  Any Transfer Taxes imposed on or paid by Seller shall be promptly reimbursed to Seller by Buyer upon written demand therefor.  For purposes of this Agreement, the term “Transfer Taxes” means any and all Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges arising out of or in connection with the transactions contemplated by this Agreement, including any and all professional costs associated with them and the preparation and filing of their Tax Returns.

Section 11.03 Severance and Ad Valorem Taxes.  For purposes of this Agreement, (a) Taxes that are attributable to the severance or production of Hydrocarbons, or that are imposed on a transactional basis, shall be deemed attributable to the period during which the production of the Hydrocarbons or the transaction with respect to such Taxes occurred, as applicable, and liability therefor shall be allocated to Seller for such Taxes through the Effective Time and to Buyer for post-Effective Time Taxes, without duplicating any adjustment to the Purchase Price required by Section 12.02, and (b) all ad valorem, property, and similar Taxes with respect to the Assets assessed with respect to a period which begins before, and ends after, the Effective Time (including such Taxes levied for the 2017 tax year) shall be prorated based on the number of days in such period  through the day in which the Effective Time occurs and the number of days in such period that occur after such day, without duplicating any adjustment to the Purchase Price required by Section 12.02.  All ad valorem, property, and similar Taxes with respect to the Assets levied with respect to any period which begins after the Effective Time shall be a liability allocated to Buyer.  If an ad valorem, property, or similar Tax for a period that includes the Effective Date has not been levied as of the Closing, the amount of such Tax shall be estimated at the Closing utilizing the most recent information available regarding such Tax.  For the avoidance of doubt, “such Taxes levied for the 2016 tax year” means the Taxes levied in 2016 that are computed by reference to the assessed valuation that is determined based on the value of production in 2015, and “such Taxes levied for the 2017 calendar year” means the Taxes levied in 2017 that are computed by reference to the assessed valuation that is determined based on the value of production in 2016.

Section 11.04 Post-Closing Tax Matters.  After Closing, each of Buyer and Seller shall:

(a)reasonably cooperate and assist the other (i) in preparing any Tax Return relating to any Tax imposed with respect to the Assets or the transactions contemplated by this Agreement, and (ii) in qualifying for any exemption or reduction in Tax that may be available with respect to the Assets or the transactions contemplated by this Agreement;

(b)reasonably cooperate in preparing for any audits, examinations or other tax proceedings by, or disputes with, taxing authorities regarding any Tax with respect to the Assets or the transactions contemplated by this Agreement;

(c)make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed with respect to the Assets or the transactions contemplated by this Agreement; and

(d)provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable Law or this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy; and allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned, or delayed.

Article XII
The Closing

Section 12.01 Time and Place of the Closing.  If the conditions referred to in Article IX and Article X of this Agreement have been satisfied or waived in writing, and subject to any extensions pursuant to Section 4.04(b), Section 5.03 or Section 13.01(f) or by written agreement of the Parties or as the Parties otherwise may agree in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, whose address is 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203, or at such other place reasonably designated by Seller, on February 22, 2017, at 9:00 a.m. local time in Denver, Colorado (the “Closing Date”).

Section 12.02 Adjustments to Purchase Price at the Closing.

(a)At the Closing, the Purchase Price shall be increased by the following amounts (without duplication):

(i)an amount equal to all prepaid ad valorem, property and similar Taxes and assessments based upon or measured by the ownership of the Assets, and any prepaid costs, including rentals and insurance premiums, insofar as such prepaid taxes and costs relate to periods of time after the Effective Time under the principles of Section 11.03 and same have been paid by Seller;

(ii)an amount equal to all operating and capital costs and expenses (including rentals, royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and overhead charges allowable under applicable accounting procedures (COPAS), and including any charges incurred by Seller as non-operator, or in the absence of an operating agreement, those customarily billed under such agreements) previously paid by Seller (and not reimbursed by Buyer) that are attributable to the Assets and attributable to the period of time from and after the Effective Time (i.e. incurred after the Effective Time and paid for by Seller prior to Closing);

(iii)an amount equal to all costs and expenses incurred and paid by Seller following the Effective Time to drill, complete, sidetrack, deepen, recomplete, plug back or rework any well included in the Assets;

(iv)all increases to the Purchase Price for Title Benefits provided in Section 4.09;

(v)the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage upstream of the applicable sales meter (and excluding tank bottoms) as of the Effective Time, such value to be the actual price received by Seller for such Hydrocarbons upon the first sale thereof or absent a sale, then such value shall be the applicable contract price in effect as of the Effective Time, less all applicable royalties, Taxes, gravity adjustments and transportation expenses necessary to market such production;

(vi)all proceeds actually paid to Buyer from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues paid to Buyer that arise out of the ownership or operation of the Assets prior to the Effective Time;

(vii)an amount equal to all Taxes (other than income Taxes, ad valorem, property and similar Taxes) that are incurred and paid by Seller in connection with the ownership or operation of the Assets from and after the Effective Time under the principles of Section 11.03;

(viii)an amount equal to the lesser of $200,000 or fifty percent (50%) of the actual total consideration paid for reimbursement to Seller of a portion of the consideration paid by Seller to the counterparties of the farmout agreements listed on Schedule 12.04(k) for the amendments thereof; and

(ix)any other amounts provided for in this Agreement or agreed by Buyer and Seller.

(b)At the Closing, the Purchase Price shall be decreased by the following amounts (without duplication):

(i)an amount equal to all unpaid ad valorem, property, severance and similar Taxes and assessments based upon or measured by the ownership of the Assets insofar as such unpaid taxes relate to periods of time prior to the Effective Time under the principles of Section 11.03;

(ii)all proceeds actually paid to Seller from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other cash receipts of Seller arising out of the ownership or operation of the Assets from and after the Effective Time;

(iii)an amount equal to all operating and capital costs and expenses (including rentals, royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and overhead charges allowable under applicable accounting procedures (COPAS), and including any charges incurred by Seller as non-operator, or in the absence of an operating agreement, those customarily billed under such agreements) paid by Buyer (and not reimbursed to Buyer by Seller) that are attributable to the Assets and attributable to the period of time prior to the Effective Time (i.e. incurred prior to the Effective Time);

(iv)the Allocated Value of any Subject Interest covered by an exercised PPR pursuant to Section 4.07(b);

(v)all reductions in the Purchase Price for Title Defects provided in Article IV and for Environmental Defects provided in Article V or for any Assets as to which Seller has elected to postpone Closing under Article IV or Article V;

(vi)In the event that Seller is unable prior to Closing to re-establish gas deliveries to DCP in the existing DCP line at South Knowles, then, at Seller’s option there shall either be an adjustment to the Purchase Price in the amount of $118,245.00 or Seller shall be permitted to pay DCP directly all costs necessary for its commitment to re-establish gas deliveries within 90 days following Closing and there shall be no Purchase Price adjustment unless DCP refuses either in writing or by non-performance prior to that date to re-establish gas deliveries in which case Buyer shall receive the adjustment from Seller whether before or after Closing;

(vii)the Escrow Amount; and

(viii)any other amount provided for in this Agreement or agreed by Buyer and Seller.

(c)The adjustments described in Section 12.02(a) and Section 12.02(b) above are referred to as the “Purchase Price Adjustments.”  To the extent that the amount of any Purchase Price Adjustment is not determinable with certainty by Seller prior to the Closing, the amount of such Purchase Price Adjustment shall be determined by Seller based upon Seller’s good faith estimate.

Section 12.03 Closing Statement.  Not later than the third Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) of (a) the estimated Purchase Price Adjustments, and (b) a credit for the Deposit as described in Section 3.02(b).  Seller and Buyer shall mutually agree to the Closing Statement prior to Closing. At the Closing, Buyer shall pay the Purchase Price as so estimated to Seller in immediately available federal funds, as adjusted by the Purchase Price Adjustments and the credit for the Deposit reflected on the Closing Statement.

Section 12.04 Actions of Seller at the Closing.  At the Closing, Seller shall:

(a)execute, acknowledge and deliver to Buyer the Assignment, in sufficient counterparts for filing in each appropriate county, and such other instruments (in form and substance agreed by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer, including appropriate state and federal assignments of record title and operating rights;

(b)upon request of Buyer, execute and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time;

(c)execute and deliver to Buyer the Closing Statement;

(d)deliver to Buyer possession of the Assets;

(e)deliver to Buyer a certificate under Section 1445(b)(2) of the Code executed by Seller, providing that Seller is not a foreign Person;

(f)execute and deliver to Buyer appropriate change of operator forms on any Assets operated by Seller or its Affiliates;

(g)deliver to Buyer recorded or recordable releases of all mortgage liens, security interests and financing statements granted by Seller that encumber the Assets, if any;

(h)deliver to Buyer a Closing Certificate dated as of the Closing Date, executed by an executive officer of Seller, certifying that all of the conditions set forth in Section 10.01 and Section 10.02 have been satisfied;

(i)execute and deliver to Buyer the Transition Services Agreement;

(j)execute and deliver to Buyer and the Escrow Agent the Escrow Agreement;

(k)deliver to Buyer the amendments to the farmout agreements listed on Schedule 12.04(k) executed by Seller and the counterparties of such agreements; and

(l)execute, acknowledge and deliver any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement as may be reasonably requested by Buyer.

(m)Execute and deliver the documents set out in Article 2.02 (i) above.

Section 12.05 Actions of Buyer at the Closing.  At the Closing, Buyer shall:

(a)deliver to Seller the Purchase Price in immediately available federal funds (with the adjustments and credits provided in Section 12.03) by wire transfer to accounts designated by notice to Buyer from Seller on or before the second Business Day before the Closing;

(b)execute and deliver to Seller the Closing Statement;

(c)deliver to Seller evidence of Buyer’s compliance with the requirements of Section 7.07;

(d)deliver to Seller a Closing Certificate dated as of the Closing Date, executed by an executive officer of Buyer, certifying that all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied;

(e)take possession of the Assets;

(f)execute and deliver to Seller the Transition Services Agreement;

(g)execute and deliver to Seller and the Escrow Agent the Escrow Agreement; and

(h)execute, acknowledge and deliver the Assignment and any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement.

Section 12.06 Tax Withholdings.  If Seller has provided the certificate described in Section 12.04(e) and Buyer is otherwise entitled to rely on such certificate under Treasury Regulations § 1.1445-2, Buyer shall not deduct or withhold any amount under Section 1445 of the Code with respect to any payment to Seller.  Buyer represents that it is not required to deduct or withhold, and covenants that it shall not withhold or deduct, any amount under any other Tax Law from any payment made to Seller under this Agreement.

Article XIII
Termination

Section 13.01 Right of Termination.  This Agreement may be terminated at any time at or prior to the Closing:

(a)by written consent of Buyer and Seller;

(b)by Seller on the Closing Date if the conditions set forth in Article IX have not been satisfied or waived by Seller;

(c)by Buyer on the Closing Date if the conditions set forth in Article X have not been satisfied or waived by Buyer;

(d)by Seller, by notice to Buyer on or after March 31, 2017, if the Closing shall not have occurred;

(e)by Buyer or Seller if the aggregate value of Assets destroyed as the result of any casualty loss or condemnation occurring before Closing, or the aggregate value of Assets for which a preferential right or rights is or are exercised prior to Closing exceeds or exceed twenty percent (20%) of the Unadjusted Purchase Price;

(f)by Buyer or Seller if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated by this Agreement; or

(g)by Seller or Buyer if (i) the aggregate amount of the Purchase Price Adjustments agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to Title Defect Values attributable to all uncured Title Defects (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits) determined in accordance with Article IV, plus (ii) the aggregate amount of the Purchase Price Adjustments agreed to by the Parties or otherwise finally determined pursuant to this Agreement with respect to Environmental Defect Values attributable to all uncured Environmental Defects determined in accordance with Article V, exceeds twenty percent (20%) of the Unadjusted Purchase Price; provided, however, that if a Dispute regarding the existence or value of any of the foregoing is subject to resolution in accordance with Article XVIII, Seller shall have the right and option to postpone the Closing Date until each such Dispute is resolved;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d) or (f) above if that Party is at the time in material breach of any provision of this Agreement.

Section 13.02 Effect of Termination.  If the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 13.01, then except as provided in Sections 13.02, 13.04 and 13.05, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that a Party shall continue to be liable for any breach of this Agreement or any liability that has accrued prior to the date of termination or results from any event occurring prior to termination.  Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to this Article XIII, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any person without any restriction under this Agreement or claim by Buyer hereunder.

Section 13.03 Remedies.

(a)If this Agreement is terminated by Seller as provided in Section 13.01(b), then Seller shall retain the Deposit as liquidated damages on account of such termination, which remedy upon such a termination by Seller shall be the sole and exclusive remedy available to Seller.  Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon such a termination are difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

(b)If Buyer has the right to terminate this Agreement pursuant to Section 13.01(c), then Buyer, at its sole option, may either (i) terminate this Agreement and receive a return of the Deposit as its sole and exclusive remedy; or (ii) pursue the remedy of specific performance of this Agreement.

(c)If this Agreement is terminated as provided in Section 5.01, Sections 13.01(a), (d), (e), (f) or (g), then within five (5) Business Days after termination Seller shall return to Buyer in immediately available funds the Deposit.

Section 13.04 Return of Documents and Confidentiality.  On termination of this Agreement, Buyer shall return to Seller all title, engineering and other data, reports, maps and other information furnished by Seller or any Affiliates or Advisors of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, together with all copies of the foregoing, and an officer of Buyer shall certify same to Seller in writing.

Section 13.05 Damages.  Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless they are a part of a Third-Party claim for which a Party is seeking indemnification under this Agreement, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XIV
Post-Closing Obligations

Section 14.01 Suspended Revenues.  Notwithstanding anything herein to the contrary, Seller shall retain any portion of the suspense revenues as of the Effective Time due to third parties and the sole liability and responsibility for proper and timely distribution of same.  Buyer shall assume the sole liability and responsibility for proper and timely distribution of any such suspense revenues that have accrued after the Effective Time.

Section 14.02 Final Accounting Statement.

(a)On or before the ninetieth (90th) day after the Closing Date, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth a detailed calculation of the actual Purchase Price Adjustments (the “Accounting Statement”).  The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date, including any Gas Imbalances, and the allocation of revenues and expenses as determined in accordance with Section 12.02.  Seller shall provide Buyer such data and information as Buyer reasonably may request supporting the amounts reflected on the Accounting Statement to permit Buyer to agree to the Accounting Statement.  The Accounting Statement shall become final and binding on the Parties on the 45th day following receipt by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to that date, and upon such Notice of Disagreement, the Accounting Statement will be final and binding with respect to all matters other than those specified in the Notice of Disagreement.  Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the Dispute evidenced by the Notice of Disagreement in accordance with Article XVIII.

(b)If the amount of the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing, then Buyer shall pay to Seller the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable).  If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Seller shall refund to Buyer the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable.  For purposes of this Agreement, the term “Final Statement” means (i) the final Accounting Statement as finalized pursuant to Section 14.02(a), or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the final Accounting Statement reflecting those resolutions.

(c)The Parties agree that any and all payments pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 14.03 Further Cooperation.  Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours within ten (10) Business Days after the Closing to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability.  Seller shall have the right to retain copies of any of the Records and the rights granted under Section 19.05.

Section 14.04 After the Closing.  After the Closing Date, Seller and Buyer, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other reasonably may request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party under this Agreement and to have all expenditures to be made with respect to the Assets be made by the proper Party under this Agreement.  To the extent a Party receives funds after the Closing Date, other than funds described in and allocated pursuant to Section 12.02(a) or (b), to which another Party is entitled, the receiving Party will promptly transfer such funds to the Party so entitled.  To the extent a Party receives any invoice or statement after the Closing Date that is the responsibility of another Party, the receiving Party will promptly send the invoice or statement to the appropriate Party.

Section 14.05 Plugging of Inactive Wells.

(a)Seller agrees that it shall plug and abandon at its sole risk, cost and expense two Wells mutually agreed to by Buyer and Seller prior to Closing from the list on Schedule 6.18(a) in order to comply with the New Mexico Oil Conservation Division Inactive Well Agreed Compliance Order number ACOI-307 prior to February 1, 2017.  Such two Wells are listed on Schedule 14.05; such Wells shall not be transferred to Buyer at the Closing.

(b)Furthermore, except for the two Wells listed on Schedule 14.05, Buyer agrees that it shall plug and abandon at its sole risk, cost and expense any and all remaining Wells listed on Schedule 6.18(b) as it may choose from time to time in compliance with all applicable governmental regulations and orders.  All plugging and abandonment liability and obligations for all such Wells (other than the two Wells identified pursuant to Section 14.05(a)) shall be considered Plugging and Abandonment Obligations assumed by Buyer hereunder pursuant to Section 16.02.  Buyer shall be entitled to recover from the Escrow Amount the actual third party costs incurred by Buyer in the permanent plugging and abandonment of any such Wells listed on Schedule 6.18(b) before the expiration of 12 months following the Closing Date (“P&A Costs”).

(c)Within 30 days following completion of the permanent plugging and abandonment of any Well listed on Schedule 6.18(b) by Buyer in the 12 months following the Closing Date, Buyer shall deliver written notice of P&A Costs (together with all supporting documentation) to Seller for its review.  The parties shall then deliver joint instructions to the Escrow Agent to deliver to Buyer such portion of the Escrow Amount sufficient to cover the P&A Costs claimed by Buyer.  Any portion of the Escrow Amount that remains in the Escrow Account 12 months following the Closing Date and for which a written notice of P&A Costs has not been delivered by Buyer prior to such date, shall be distributed to Seller and no further claims against the Escrow Amount will be permitted thereafter.  Buyer and Seller shall issue joint instructions to the Escrow Agent regarding such distribution to Seller as soon as reasonably practicable after the date that is 12 months following the Closing Date.

Article XV
Operation of the Assets

Section 15.01 Operations.  From and after the Execution Date until the Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer (which consent will be conclusively presumed to have been given as of 5:00 p.m. Denver time on the third (3rd) Business Day following notice to Buyer requesting the consent unless Buyer has notified Seller that it does not consent), or in situations in which emergency action is taken in the face of risk to life, property or the environment, Seller shall:

(a)operate and maintain the Subject Interests operated by Seller in the usual, regular and ordinary manner consistent with past practice;

(b)except to the extent necessary to maintain the Leases, not enter into a material Contract, or materially amend or change the terms of any such Contract that would involve individual commitments of more than $100,000, net to the Working Interest of Seller;

(c)except to the extent necessary or advisable to avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any well located on the Leases, nor commence any drilling, reworking or completing or other operations on the Leases which requires estimated expenditures exceeding $100,000, net to the Working Interest of Seller, for each operation (except for emergency operations and operations required under presently existing authorizations for expenditures described on Schedule 6.13) without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the terms of this paragraph (c) shall not apply to any expenditures of Seller which will not be charged to Buyer;

(d)unless required by Law or a Governmental Authority, not plug or abandon any well located on the Subject Interests that is identified on Exhibit A-3 as producing;

(e)not transfer, sell, mortgage, farmout, hypothecate, pledge or otherwise dispose of any material portion of the Subject Interests other than the sale or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Subject Interests or for which replacement equipment has been obtained;

(f)not release, terminate or materially amend any material Lease or Easement;

(g)not voluntarily relinquish its position as operator to any Person other than Buyer with respect to any of the operated Assets; and

(h)to the extent Seller has Knowledge thereof, provide Buyer with written notice of (i) any claims, demands, suits or actions made against Seller which materially affect the Assets; or (ii) any proposal from a Third Party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

Section 15.02 Limitations on the Operational Obligations and Liabilities of Seller.

(a)Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that, as long as Seller has voted its interests in a manner that complies with the provisions of this Article XV, the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XV, nor shall any action required by a vote of working interest owners constitute such a violation.  To the extent that Seller or an Affiliate of Seller is not the operator of an Asset, the obligations of Seller in this Article XV shall be construed to require that Seller use reasonable efforts (without being obligated to incur any material expense or institute any cause of action) to cause the operator of that Asset to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

(b)Notwithstanding anything to the contrary in this Article XV, Seller shall have no liability to Buyer for, Buyer hereby releases, and Buyer shall defend, indemnify and hold harmless Seller, its members, managers, Affiliates, co-lessees, co-venturers and its and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, Affiliates, subsidiaries, successors and assigns (collectively, “Seller Indemnitees”) from, the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to pay any such payments through mistake or oversight (INCLUDING THOSE RESULTING FROM SELLER INDEMNITEES’ SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) to the extent that such payments relate to periods after the Effective Time.  In no event shall Buyer’s remedy for Seller’s breach of its obligations under this Article XV exceed the Allocated Value of the Subject Interest affected by such breach.

Section 15.03 Operation of the Assets after the Closing.  Except as provided in  the Transition Services Agreement, it is expressly understood and agreed that Seller shall not be obligated to continue operating any of the operated Assets following the Closing and Buyer assumes full responsibility for operating (or causing the operation of) all such Assets following the Closing.  Seller does not warrant or guarantee that Buyer will become the operator of the operated Assets or any portion of the Assets, as such matter will be controlled by the applicable joint operating agreement(s).  Without implying any obligation on a Seller’s part to continue operating any operated Assets after the Closing, if Seller elects to continue to operate any such Assets following the Closing at the request of Buyer or any Third Party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, the continued operation by Seller shall be for the account of Buyer, at the sole risk, cost and expense of Buyer.  Buyer releases and shall indemnify, defend, and hold harmless Seller Indemnitees, as a part of the Assumed Obligations, from all Losses (INCLUDING THOSE RESULTING FROM SELLER INDEMNITEES’ SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY BUT NOT SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) with respect to (a) continued operations by Seller, (b) Buyer’s assumption of operations from Seller, and (c) compliance with the terms of any applicable joint operating agreement related to the election of a successor operator.  Seller and Buyer shall each during their respective period of operatorship conduct or cause to be conducted all operations on the

Assets after Closing in a good and workmanlike manner and in compliance with all applicable Law and agreements.

Section 15.04 Change in Circumstances; Casualty Loss.

(a)Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until the Closing, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells and damage to and depreciation of property, including normal wear and tear.

(b)If after the Effective Time and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat of any such destruction, taking or proceeding, and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price, but subject to Section 16.04.  Seller shall maintain its existing insurance coverage with respect to the Assets from the Execution Date until Closing.

(c)Notwithstanding Section 15.04(a), in the event of any loss described in Section 15.04(b), at the Closing, Seller shall pay to Buyer all sums paid to Seller by Third Parties by reason of the destruction or taking of such Assets (up to the Allocated Value), including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking (up to the Allocated Value).

Article XVI
Obligations and Indemnification

Section 16.01 Retained Obligations.  Provided that the Closing occurs and subject to Buyer’s indemnification obligations set forth in Section 16.03, Seller shall retain (but only to the extent the same do not constitute Permitted Encumbrances, Indemnified Title Defects, Assumed Environmental Obligations or Indemnified Environmental Defects) all Losses related to (a) the payment or improper payment or distribution by Seller of suspense revenues and royalties accruing under the Leases prior to the Effective Time; (b) the mispayment or non-payment of ad valorem, property, severance, and production Taxes attributable to the Assets prior to the Effective Time to the extent that such Taxes are allocable to the Seller in accordance with the principles of Section 11.03; and (c) any contamination or condition that is a result of any off-site disposal by Seller of any Hazardous Substances produced from the Leases on, in or below any properties not included in the Assets prior to the Effective Time, for which, and to the extent, that remediation of such contamination or condition is required by any Environmental Law, provided, with respect to clause (a) and (c), only to the extent that Buyer has provided Seller with a timely Claim Notice in accordance with Section 16.04 and not otherwise (collectively, the “Retained Obligations”).

Section 16.02 Assumed Obligations.  Provided that the Closing occurs and subject to Seller’s Retained Obligations set forth in Section 16.01 and Seller’s indemnification obligations set forth in Section 16.04, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation of the Assets (other than the Retained Obligations), whether attributable to periods before, at or after the Effective Time REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE SELLER INDEMNITEES, including those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets; (b) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time; (c) the Plugging and Abandonment Obligations; (d) the Assumed Environmental Obligations; (e) alleged Title Defects that are deemed to constitute Assumed Obligations under Article IV; (f) the obligations and liabilities described in Section 16.01(a) or 16.01(c) to the extent Buyer does not provide Seller with a Claim Notice complying with Section 16.05 on or before the day occurring nine (9) months after the Closing; (g) all unpaid ad valorem, property, severance, and production Taxes and assessments based upon or measured by the ownership of the Assets; (h) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement; (i) the payment or improper payment or distribution of suspense revenues and royalties accruing under the Leases from and after the Effective Time; and (k) any Retained Obligation as to which Seller does not have, or no longer has, an obligation to indemnify Buyer in accordance with the terms of this Agreement (collectively, the “Assumed Obligations”).  The term “Plugging and Abandonment Obligations” means any and all responsibility and liability for the following, arising out of or relating to the Assets, whether before, on or after the Effective Time: (i) the necessary and proper plugging, replugging, abandonment, re-abandonment, or burying of the Wells; (ii) the necessary and proper removal, abandonment, re-abandonment, and disposal of all structures, pipelines, gathering lines, flow lines, equipment, operating inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Assets; (iii) the necessary and proper capping and burying of all associated flow lines or gathering lines located on or comprising part of the Assets in connection with any plugging, replugging, abandonment, re-abandonment, or burying of the Wells; (iv) to the extent not covered by clause (ii) above, the necessary and proper removal, removal, abandonment, re-abandonment, disposal, and decommissioning of any facilities comprising part of the Assets; and (v) the necessary and proper restoration of the surface and subsurface of the Assets (including any required reclamation) to the condition required by applicable Laws and Contracts.

Section 16.03 Buyer’s Indemnification.  EXCEPT TO THE EXTENT SELLER IS INDEMNIFYING BUYER UNDER SECTION 16.04 BELOW AND PROVIDED THAT THE CLOSING OCCURS, BUYER hereby releases and SHALL DEFEND (WITH COUNSEL OF BUYER’S CHOICE), INDEMNIFY AND HOLD HARMLESS SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING THOSE INVOLVING THEORIES OF NEGLIGENCE (of any degree), STRICT LIABILITY, or other legal fault OR PRE-EXISTING DEFECTS AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (COLLECTIVELY, THE “LOSSES” OR IN THE SINGULAR, A “LOSS”), even if such Losses were CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT

LIABILITY OF ANY OF THE SELLER INDEMNITEES, AS A RESULT OF, ARISING OUT OF, OR RELATED TO:

(a)THE ASSUMED OBLIGATIONS;

(b)any breach of representations or warranties made by Buyer in this Agreement;

(c)any breach of any covenants or agreements of Buyer under this Agreement; and

(d)any matter for which Buyer has specifically agreed to indemnify Seller or Seller Indemnitees under this Agreement.

Section 16.04 Seller’s Indemnification.  EXCEPT TO THE EXTENT BUYER IS INDEMNIFYING SELLER UNDER SECTION 16.03 ABOVE AND PROVIDED THAT THE CLOSING OCCURS, SELLER hereby RELEASEs and shall DEFEND (WITH COUNSEL OF SELLER’S CHOICE), INDEMNIFY AND HOLD HARMLESS BUYER, ITS PARTNERS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES AND SUBSIDIARIES (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES, even if such Losses were CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES, AS A RESULT OF, ARISING OUT OF, OR RELATED TO:

(a)THE Retained OBLIGATIONS;

(b)any breach of representations or warranties made by Seller in this Agreement;

(c)any breach of any covenants or agreements of Seller under this Agreement; and

(d)any matter for which Seller has SPECIFICALLY agreed to indemnify Buyer or Buyer Indemnitees under this Agreement;

provided, however, notwithstanding anything to the contrary contained in this Agreement, (i) Seller’s indemnification obligation under this Section 16.04 shall apply only if and to the extent Buyer provides Seller with a Claim Notice complying with Section 16.05 on or before the day occurring twelve (12) months after the Closing, (ii) Buyer shall bear sole responsibility for the aggregate costs associated with all such claims up to a threshold percentage of three percent (3%) of the Unadjusted Purchase Price, it being intended by the Parties that Seller be obligated only to the extent of those costs exceeding three percent (3%) of the Unadjusted Purchase Price, and (iii) Seller’s aggregate indemnification liability is limited to an amount equal to twenty five percent (25%) of the Unadjusted Purchase Price.  Seller shall have no liability pursuant to this Section 16.04 for any Loss to the extent there has been a downward adjustment to the Purchase

Price pursuant to Section 12.02.  INDEMNIFICATION UNDER THIS SECTION 16.04 SHALL BE BUYER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY Loss or claim of Losses arising out of or related to this Agreement or the documents executed as part of the transaction contemplated by this Agreement.

Section 16.05 Notices and Defense of Indemnified Matters.

(a)For purposes of this Section 16.05, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party having an obligation to indemnify another Person with respect to such Losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Persons having the right to be indemnified with respect to such Losses by the Indemnifying Party pursuant to this Agreement.

(b)To make claim for indemnification under any of Section 16.03 or 16.04, an Indemnified Party must notify the Indemnifying Party of its claim under this Section 16.05, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, however, that the failure of any Indemnified Party to give timely notice of a Claim as provided in this Section 16.05 shall relieve the Indemnifying Party of its obligations under Section 16.03 or 16.04 (as applicable) only to the extent that failure results in insufficient time being available to permit the Indemnifying Party to defend effectively against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim.

(c)In the case of a claim for indemnification based upon a Claim, the Indemnifying Party, on or before the 30th day after its receipt of the Claim Notice, shall notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and before the expiration of this 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)If the Indemnifying Party admits its liability to defend the Indemnified Party, the Indemnifying Party shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Party shall have full control of such defense and proceedings with counsel of the Indemnifying Party’s choosing, including any compromise or settlement of the Claim.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 16.05.  Without the written consent of the Indemnified Party, an Indemnifying Party shall not (i) settle any Claim or consent to the entry of any judgment with respect to any Claim which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect any Claim in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)If the Indemnifying Party does not admit its liability to defend the Indemnified Party or admits its liability to defend the Indemnified Party but fails diligently to prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnifying Party’s choosing, subject to the right of the Indemnifying Party to admit its liability to defend the Indemnified Party and assume the defense of the Claim at any time prior to its settlement or final determination.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party for a Claim, the Indemnified Party shall notify the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option, on or before the tenth (10th) day following receipt of that notice (i) to admit in writing its liability to defend the Indemnified Party for the Claim, and (ii) if its liability to defend the Indemnified Party is so admitted, to reject, in its reasonable judgment, the proposed settlement.

(f)In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (i) to cure the Losses complained of, (ii) to admit its liability for those Losses, or (iii) to dispute the claim for those Losses.  If the Indemnifying Party does not notify the Indemnified Party within this 30-day period that it has cured the Losses or that it disputes the claim for those Losses, the amount of those Losses shall conclusively be deemed a liability of the Indemnifying Party.

Article XVII
Limitations on Representations and Warranties

Section 17.01 Disclaimers of Representations and Warranties.  The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory.

Section 17.02 Sale “As Is” “Where Is”.  BUYER REPRESENTS THAT IT HAS INSPECTED, OR WILL HAVE THE OPPORTUNITY TO INSPECT, THE ASSETS AND IF CLOSING OCCURS, WILL ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS, AND BUYER FOREVER RELEASES SELLER FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING, REGARDLESS OF WHETHER CAUSED BY OR ATTRIBUTABLE TO SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE CLOSING.  WITHOUT LIMITING THE FOREGOING, BUYER WAIVES ANY RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES SELLER AND AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER INDEMNITEES HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, INCLUDING

ATTORNEYS’ FEES AND COSTS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING OR ANY LAW OR REGULATION APPLICABLE TO THE ASSETS, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. § 9601 et. seq.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. § 6901 et. seq.), THE CLEAN WATER ACT (33 U.S.C. §§ 466 et. seq.), THE SAFE DRINKING WATER ACT (14 U.S.C. §§ 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. § 7401 et. seq.), AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE CLOSING, AND REGARDLESS OF WHETHER ATTRIBUTABLE TO THE STRICT LIABILITY OF SELLER OR TO THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OF SELLER, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER PRIOR TO CLOSING.  NOTWITHSTANDING THE FOREGOING, BUYER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 17.02 ARE ALSO SUBJECT TO AND LIMITED BY THE EXPRESS OBLIGATIONS OF SELLER CONTAINED IN THIS AGREEMENT TO THE EXTENT THAT ANY OF THE FOREGOING RELATE TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING.

Section 17.03 DISCLAIMER REGARDING THE ASSETS.  BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES (and Buyer acknowledges it is not relying on), ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY BUILDINGS, FACILITIES, WELLS, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL/MOVABLE PROPERTY CONSTITUTING PART OF THE ASSETS (COLLECTIVELY, THE “TANGIBLE PROPERTY”), INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT THE TANGIBLE PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE TANGIBLE PROPERTY AS BUYER DEEMS

APPROPRIATE AND BUYER WILL ACCEPT THE TANGIBLE PROPERTY AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Section 17.04 DISCLAIMER REGARDING INFORMATION.  SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES, AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN, ELECTRONIC OR ORAL) NOW, IN THE PAST OR IN THE FUTURE FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING ANY INFORMATION CONTAINED IN TITLE OPINIONS PROVIDED BY SELLER) OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

Section 17.05 Compliance With Express Negligence Rule.  THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO INDEMNIFY THE INDEMNIFIED PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE, EXCEPT TO THE EXTENT SUCH LOSSES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT THEREOF, IT BEING THE PARTIES’ INTENT THAT LOSSES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS THEREOF NOT BE COVERED BY THE INDEMNIFICATIONS SET FORTH IN THIS AGREEMENT. The foregoing is a specifically bargained for allocation of risk between the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirements under applicable Laws.

Article XVIII
Dispute Resolution

Section 18.01 Scope; Appointment of Independent Expert.  All disputes among the Parties regarding Title Defects, Title Defect Values, Environmental Defects, Environmental Defect Values, Title Benefits or calculation of the Final Statement or revisions thereto (“Disputes”) shall be exclusively and finally resolved pursuant to this Article XVIII.  If the Parties are unable to reach resolution as to any such outstanding Dispute within five (5) business days following delivery of a written notice from either Buyer or Seller to the other Party that Buyer or Seller, as applicable, intends to submit such Dispute to the Independent Expert for resolution pursuant to this Article XVIII, then either Party may, by written notice to the other Party (an “Election Notice”), elect to submit such Dispute to a single arbitrator (the “Independent

Expert”), who shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the delivery of such Election Notice in accordance with following:

(a)in the case of any Dispute regarding Title Defects, Title Defect Values or Title Benefits, the Independent Expert shall be a title attorney with at least twenty (20) years’ experience in oil and gas titles involving properties in the regional area in which the Assets with respect to which such Title Defects or Title Benefits are alleged or with respect to which such Title Defect Values in dispute are located and who is licensed to practice law in the state in which such Assets are located;

(b)in the case of any Dispute regarding Environmental Defects or Environmental Defect Values, the Independent Expert shall be an environmental consultant with at least 20 years’ experience involving properties in the regional area in which the Assets with respect to which such Environmental Defects are alleged or with respect to which such Environmental Defect Values in dispute are located;

(c)in the case of any Dispute regarding the calculation of the Final Statement or revisions thereto, the Independent Expert shall be a senior partner of an independent accounting firm mutually acceptable to Buyer and Seller; and

(d)in the case of any Dispute, the Independent Expert shall not have had a substantial relationship with any Party or any Affiliate of either Party during the two (2) years prior to such selection;

provided that, in any case, in the absence of such agreement within fifteen (15) days of the delivery of the Election Notice, the Independent Expert shall be selected as would a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) notwithstanding the selection method and criteria set forth in clauses (a)-(d) above.  If any Independent Expert should die, withdraw or otherwise become incapable of serving or refuse to serve, a successor arbitrator shall be selected in the same manner as the Independent Expert.

Section 18.02 Additional Procedures.  All proceedings under this Article XVIII shall be held in Denver, Colorado, and shall be conducted in accordance with the Rules, to the extent such Rules do not conflict with the terms of this Article XVIII.  The Independent Expert’s final determination shall be made within twenty-one (21) days after submission of the matters in dispute to the Independent Expert, shall be in writing, and shall set forth findings and conclusions upon which the Independent Expert based the award.  The Independent Expert shall agree to comply with the provisions set forth in this Section 18.02 before accepting appointment.  In making its determination, the Independent Expert shall be bound by terms of this Agreement, to the extent applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Independent Expert are necessary to make a proper determination.  The Independent Expert, however, may not determine that (a) a Title Defect Value of a Title Defect is greater than the Title Defect Value claimed by Buyer in its applicable Title Defect Notice, or (b) an Environmental Defect Value is greater than the Environmental Defect Value claimed by Buyer in its applicable Environmental Defect Notice, (c) the value of a Title Benefit is greater than the amount claimed by Seller, (d) the value of an upward adjustment to the Purchase Price is greater than the amount claimed by Seller, or (e) the value of a downward adjustment to the Purchase Price is greater than the amount claimed by Buyer.  The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Defect Values, Title Benefits, Environmental Defects or Environmental Defect Values, or calculation of the Final Statement or revisions thereto submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  Seller and Buyer shall each bear their own legal fees and other costs.  Seller and Buyer shall each bear one-half (1/2) of the costs and expenses of the Independent Expert.

Section 18.03 Waiver.  Notwithstanding anything to the contrary in this Agreement, at any time Buyer may waive any Title Defect, Title Defect Value, Environmental Defect or Environmental Defect Value previously asserted by Buyer.

Section 18.04 Binding Nature.  The decision and award of the Independent Expert with respect to any arbitration under this Article XVIII shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by either Party as a final judgment of such court.

Section 18.05 Confidentiality.  Except to the extent necessary to enforce a decision and award of the Independent Expert, to enforce other rights of the Parties hereunder, or as required by applicable Law or the rules of any stock exchange on which the securities of either Party or any of its Affiliates are listed or are in the process of being listed, the Independent Expert and Parties, and their counsel, consultants and other representatives, shall maintain as confidential the fact any proceedings are ongoing, or have been completed, under this Article XVIII, any decision and award of the Independent Expert and all documents prepared and submitted by either Party, or its counsel, consultants and other agents and representatives, in connection with any proceedings under this Article XVIII.

Article XIX
Miscellaneous

Section 19.01 Names.  As soon as reasonably possible after the Closing, but in no event later than the 45th day after the Closing, Buyer shall remove the name of Seller and its Affiliates, or any variations on them, from all of the operated Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the operated Assets, in a name other than the name of Seller or any of its Affiliates, or any variations of them.

Section 19.02 Expenses.  Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 19.03 Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, Buyer shall (a) record the Assignment of the Assets, all state/federal assignments and any lien releases related to the Assets executed or delivered at the Closing in all applicable real property records or, if applicable, all state or federal agencies; (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator of the operated Assets; (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and the designation of Buyer as the operator of the operated Assets; and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer under this Agreement, that have not been obtained prior to Closing.  Buyer shall take any and all action required by any Governmental Authority to obtain unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

Section 19.04 Announcements.  Prior to making any press release or public announcement with respect to this Agreement or the transaction represented herein, the Party desiring to make such press release or public announcement shall consult in good faith with the other Party and seek comments from such other Party with respect to the press release or public announcement (which such comments shall be considered in good faith by the proposing Party); provided, however, the foregoing shall not be construed as preventing a Party from making any public announcement or statement with respect to this Agreement or the transaction represented herein; provided further, however, that nothing contained in this Section 19.04 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein (including the names of the parties to this Agreement) to any Governmental Authority to the extent required by applicable Law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

Section 19.05 Document Retention.  As used in this Section 19.05, the term “Documents” means all files, documents, books, Records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller retained either the original or a copy of), including financial accounting and Tax records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date.  Buyer shall retain and preserve the Documents for a period of no less than seven (7) years following the Closing Date (or for such longer period as may be required by Law), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period.  Seller shall have the right during such period to make copies of the Documents at its expense.

Section 19.06 Entire Agreement.  This Agreement, the Confidentiality Agreement and the documents to be executed under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement, the Confidentiality Agreement and the documents to be entered into under this Agreement.  Any supplement, amendment, alteration, modification or waiver of this Agreement shall be binding only if executed in writing by the Parties and specifically referencing this Agreement.

Section 19.07 Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other of its provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 19.08 Construction.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 19.09 No Third Party Beneficiaries.  Except for the Buyer Indemnitees and Seller Indemnitees, each of which are Third-Party beneficiaries of this Agreement, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third-Party beneficiary contract.

Section 19.10 Assignment.  Either Party may assign or delegate any of its rights or duties under this Agreement only with the prior written consent of the other Party, which consent may be withheld for any or no reason, and any assignment made without such consent shall be void.  Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and legal representatives.

Section 19.11 Governing Law.  THIS AGREEMENT, any documents delivered as part of the transaction contemplated by this Agreement (except as otherwise set forth in the remainder of this Section 19.11), and THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW MEXICO, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  THE ASSIGNMENT AND ANY OTHER INSTRUMENTS OF CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE ASSETS TO WHICH THEY PERTAIN ARE LOCATED, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT APPLY THE LAWS OF ANOTHER JURISDICTION.

Section 19.12 Jurisdiction; Waiver of Jury Trial.  THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF NEW MEXICO FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT.  Subject to Article XVIII, ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED (IF AT ALL) ONLY IN THE DISTRICT COURTS OF NEW MEXICO OR (IF IT

HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE APPLICABLE DISTRICT IN NEW MEXICO.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY (OR OTHER SECURITY UPON SUCH BOND) WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OTHER PARTY.

Section 19.13 Notices.  Any notice, communication, request, instruction or other document required or permitted under this Agreement shall be given in writing and delivered in person or by mail, overnight courier service or e-mail (with read receipt requested) to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.  Notice given by e-mail shall be deemed to have been received by a Party when receipt is confirmed by the applicable transmitting device (with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party).

Seller:	Resolute Natural Resources Southwest, LLC 1700 Lincoln Street, Suite 2800 Denver, CO 80203 Attention: General Counsel Fax: 303-623-3628
Buyer:	Wishbone Texas Operating Company LLC 10613 W. Sam Houston Parkway N., Suite 400

Houston, Texas 77064

Attention: Kevin J. Ikel
Fax: 281-807-6222

Any Party may, by written notice so delivered to the other Party, change its address for notice purposes under this Agreement.

Section 19.14 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 19.15 Survival.  The representations and warranties of Seller set forth in Article VI shall survive the Closing for a period of twelve (12) months following the Closing Date; provided however that the representations and warranties of Seller set forth in Section 6.1 (Seller’s Existence), Section 6.02 (Legal Power), Section 6.03 (Execution), Section 6.04 (Brokers) shall survive the Closing indefinitely.  The covenants and agreements of Seller and Buyer to be performed prior to or at the Closing shall survive until fully performed.  The obligations and covenants of Buyer under this Agreement that survive the Closing shall be deemed covenants running with the land.

Section 19.16 Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 19.17 Counterpart Execution.  This Agreement may be executed in any number of counterparts (including by facsimile or email transmission), and each such counterpart shall be effective as to each Party that executes the same whether or not all of Parties execute the same counterpart.  If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes.  All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 19.18 Knowledge.  Whenever a statement in this Agreement is qualified by a phrase such as to Seller’s “Knowledge,” the Parties intend that the only information to be attributed to Seller is information actually known by a current officer of Seller who devotes attention to such matters during the course of his or her employment.

Section 19.19 Relationship of the Parties.  This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the Execution Date.

SELLER:

RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC

By:	/s/ James M. Piccone
James M. Piccone
President

BUYER:

WISHBONE TEXAS OPERATING COMPANY LLC

By:	/s/ Kevin J. Ikel
Kevin J. Ikel
Vice President, Land & Business Development

Signature Page to
Purchase and Sale Agreement